Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DIGITAL MUSIC GROUP, INC.

DMGI NEW YORK, INC.

and

THE ORCHARD ENTERPRISES INC.

DATED AS OF JULY 10, 2007

TABLE OF CONTENTS

ARTICLE I THE MERGER		1

1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	1
1.4	Conversion of the Orchard Stock	2
1.5	Merger Sub Stock	4
1.6	DMGI Stock	4
1.7	Certificate of Incorporation of the Orchard	4
1.8	Bylaws of the Orchard	4
1.9	Tax Consequences	4
1.10	Name of Surviving Corporation	4

ARTICLE II EXCHANGE OF CERTIFICATES		4

2.1	Exchange Procedures	4
2.2	Lost, Stolen or Destroyed Certificates	4
2.3	No Further Ownership Rights in Stock	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ORCHARD		5

3.1	Corporate Organization	5
3.2	Capitalization	6
3.3	Authority; No Violation	6
3.4	Consents and Approvals	7
3.5	Financial Statements	7
3.6	Receivables	8
3.7	Broker’s Fees	8
3.8	Absence of Certain Changes or Events	8
3.9	Legal Proceedings	9
3.10	Taxes and Tax Returns	9
3.11	Employees	11
3.12	SEC Reports	12
3.13	Compliance with Applicable Law	12
3.14	Certain Contracts	13
3.15	Environmental Liability	14
3.16	Property	14
3.17	Intellectual Property	15
3.18	State Takeover Laws	15
3.19	The Orchard Information	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DMGI AND MERGER SUB		16

4.1	Corporate Organization	16
4.2	Capitalization	16
4.3	Authority; No Violation	17
4.4	Consents and Approvals	17
4.5	Financial Statements	18
4.6	Broker’s Fees	19

Page i

4.7	Absence of Certain Changes or Events	19
4.8	Legal Proceedings	19
4.9	Taxes and Tax Returns	19
4.10	Employees	21
4.11	SEC Reports	22
4.12	Compliance with Applicable Law	22
4.13	Certain Contracts	23
4.14	Environmental Liability	24
4.15	Property	24
4.16	Intellectual Property	24
4.17	State Takeover Laws; DMGI Rights	25
4.18	Opinion	25
4.19	DMGI Information	25
4.20	Merger Sub’s Operations	25
4.21	Receivables	25
4.22	Registration Rights	25

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		26

5.1	Conduct of Businesses Prior to the Effective Time	26
5.2	Forbearances	26

ARTICLE VI ADDITIONAL AGREEMENTS		27

6.1	Regulatory Matters	27
6.2	Access to Information	28
6.3	Stockholders’ Approvals	29
6.4	Legal Conditions to Merger	29
6.5	Stock Exchange Listing	30
6.6	Employee Benefit Plans	30
6.7	Indemnification; Directors’ and Officers’ Insurance	31
6.8	Additional Agreements	32
6.9	Advice of Changes	32
6.10	Officers following Effective Time	32
6.11	Board of Directors	32
6.12	Acquisition Proposals	33
6.13	Agreement of Affiliates	35
6.14	Amendments to DMGI Articles	35
6.15	Certain Tax Matters	35
6.16	Headquarters	35
6.17	Financial Statements	36
6.18	NY Office Lease	36
6.19	Advances	36
6.20	DMGI Options	36
6.21	Deferred Stock Awards	36

ARTICLE VII CONDITIONS PRECEDENT		37

7.1	Conditions to Each Party’s Obligation To Effect the Merger	37
7.2	Conditions to Obligations of DMGI	37
7.3	Conditions to Obligations of the Orchard	38

Page ii

ARTICLE VIII TERMINATION AND AMENDMENT		39

8.1	Termination	39
8.2	Effect of Termination	41
8.3	Amendment	43
8.4	Extension; Waiver	43

ARTICLE IX GENERAL PROVISIONS		43

9.1	Closing	43
9.2	Nonsurvival of Representations, Warranties and Agreements	43
9.3	Expenses	44
9.4	Notices	44
9.5	Interpretation	45
9.6	Counterparts	45
9.7	Entire Agreement	45
9.8	Governing Law	45
9.9	Publicity	45
9.10	Assignment; Third Party Beneficiaries	45
9.11	Specific Performance	45

Exhibit A — Form of Affiliate Letter	A-1

Exhibit B — Terms of Series A Preferred Stock	B-1

Exhibit C — Form of Release	C-1

Exhibit D — Registration Rights Agreement	D-1

Schedule 6.10(a)

Schedule 6.10(b)

Schedule 6.11(a)

Schedule 6.11(b)

Page iii

INDEX OF DEFINED TERMS

Acquisition Agreement	41
Acquisition Proposal	34
Acting Party	33
Agreement	1
Audited Financial Statements	7
CERCLA	14
Certificate	3
Certificate of Merger	1
Change in Recommendation	33
Channel Outlets	13
Closing	43
Closing Date	43
Code	1
Common Stock	3
Common Stock Ratio	3
Confidentiality Agreement	29
Content	13
Deferred B Shares	3
Deferred Stock Awards	36
Dimensional	36
DMGI Benefit Plans	21
DMGI Common Stock	2
DMGI Disclosure Schedule	16
DMGI ERISA Affiliate	21
DMGI Indemnified Parties	31
DMGI Leased Properties	24
DMGI Meeting	29
DMGI Options	4
DMGI Owned Properties	24
DMGI Preferred Limit	2
DMGI Real Property	24
DMGI Reports	22
DMGI Rights	16
DMGI Series A Preferred Stock	2
DMGI Stock Plans	16
Draft Quarterly Statements	7
Effective Time	1
ERISA	11
Exchange Act	12
Fairness Opinion	25
GAAP	5
Governmental Entity	7
HSR Act	7
Intellectual Property	15
Junior DMGI Preferred Limit	2

Page iv

Knowledge of DMGI	19
Knowledge of the Orchard	9
Liens	6
Material Adverse Effect	5
Merger	1
Merger Sub	1
Merger Sub Common Stock	3
New Benefit Plans	30
New Plans	30
New York Department	1
Non-Subsidiary Affiliate	6
NYBCL	1
Orchard	1
Orchard Articles	4
Orchard Benefit Plans	11
Orchard Disclosure Schedule	5
Orchard ERISA Affiliate	11
Orchard Indemnified Parties	31
Orchard Leased Properties	15
Orchard Meeting,	29
Orchard Owned Properties	14
Orchard Real Property	15
Orchard Rights	6
Orchard Subsidiary	5
Permitted Encumbrances	14
Pre-Termination Takeover Proposal Event	42
Proxy Statement	25
Recipients	36
Remaining DMGI Common Stock	3
Requisite Regulatory Approvals	37
Reserved Shares	37
Reviewed	36
Reviewed Quarterly Statements	36
Securities Act	6
Series A Preference	2
Series A Preferred Stock	2
Series B Preference	2
Series B Preferred Stock	2
Series B Remainder	3
State and Foreign Approvals	7
Stockholder Vote Option	34
Subsidiary	6
Surviving Corporation	1
Surviving Corporation Common Stock	4
Takeover Statutes	15
Tax	10

Page v

Tax Return	10
Tax Sharing Agreement	10
Taxes	10
Taxing Authority	11
Unaudited Financial Statements	7

Page vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2007 (this “Agreement”), by and among The Orchard Enterprises Inc., a New York corporation (the “Orchard”), Digital Music Group, Inc., a Delaware corporation (“DMGI”), and DMGI New York, Inc., a New York corporation (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Orchard, DMGI and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Orchard (the “Merger”), so that the Orchard is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended by the Orchard, DMGI and Merger Sub that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the “NYBCL”), at the Effective Time (“Effective Time”), Merger Sub shall merge with and into the Orchard. The Orchard shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) to be filed with the Department of State of the State of New York (the “New York Department”), on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the NYBCL.

1.4 Conversion of the Orchard Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DMGI, the Orchard or the holder of any of the following securities:

(a) Subject to Article II, each share of Series A preferred stock, par value $0.001, of the Orchard issued and outstanding immediately prior to the Effective Time (the “Series A Preferred Stock”), except for shares of the Series A Preferred Stock owned by the Orchard as treasury stock or owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries, shall be converted into the right to receive:

(i) that number of shares of the Series A preferred stock, par value $0.001 per share of DMGI (the “DMGI Series A Preferred Stock”) equal to the quotient of (A) the sum of (1) the $1.00 liquidation preference on such share of Series A Preferred Stock plus (2) all accrued but unpaid dividends on such share of Series A Preferred Stock (collectively, the “Series A Preference”), divided by (B) $5.57; provided that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to this Section 1.4(a)(i) shall not exceed 4,488,330 (the “DMGI Preferred Limit”); and

(ii) to the extent that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to Section 1.4(a)(i) would exceed the DMGI Preferred Limit, then, in lieu thereof, any share of Series A Preferred Stock (or portion thereof) that otherwise would have converted into shares of DMGI Series A Preferred Stock shall instead convert into that number of shares of the common stock, par value $0.001 per share, of DMGI (the “DMGI Common Stock”) equal to the quotient of (A) the Series A Preference, divided by (b) $4.07.

For the avoidance of doubt, to the extent that the aggregate Series A Preference exceeds $25,000,000, the holders of Series A Preferred Stock shall be allocated shares of DMGI Series A Preferred Stock and DMGI Common Stock to be issued pursuant to this Section 1.4(a) on a pro rata basis.

(b) Subject to Article II, each share of Series B preferred stock, par value $0.001, of the Orchard issued and outstanding immediately prior to the Effective Time (the “Series B Preferred Stock)”, except for shares of the Series B Preferred Stock owned by the Orchard as treasury stock or owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries, shall be converted into the right to receive:

(i) that number of shares of DMGI Series A Preferred Stock equal to the quotient of (A) the $1.00 liquidation preference on such share of Series B Preferred Stock (the “Series B Preference”), divided by (B) $5.57; provided that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to this Section 1.4(b)(i) shall not exceed an amount equal to (a) 4,488,330 minus (b) the number of shares of DMGI Series A Preferred Stock issuable pursuant to Section 1.4(a)(i) (the “Junior DMGI Preferred Limit”); and

(ii) to the extent that the aggregate number of shares of DMGI Series A Preferred Stock pursuant to Section 1.4(b)(i) would exceed the Junior DMGI Preferred Limit, then, in lieu thereof, any share of Series B Preferred Stock (or portion thereof) that otherwise would have converted into shares of DMGI Series A Preferred Stock shall instead convert into that number of shares of DMGI Common Stock equal to the quotient of (A) the Series B Preference, divided by (b) $4.07.

For the avoidance of doubt, solely for purposes of calculating the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, all Deferred B Shares shall be deemed to be issued and outstanding; provided, however, that any shares of DMGI Series A Preferred Stock and DMGI Common Stock that would otherwise be issuable at the Effective Time pursuant to this Section 1.4 in consideration of such Deferred B Shares shall not be issued and instead, shall be reserved for issuance pursuant to Section 6.21. For the further avoidance of doubt, to the extent that the aggregate Series B Preference (including the Series B Preference on any Deferred B. Shares) exceeds the Series B Remainder, the holders of Series B Preferred Stock shall be allocated shares of DMGI Series A Preferred Stock and DMGI Common Stock to be issued pursuant to this Section 1.4(b) on a pro rata basis. As used herein, “Series B Remainder” means an amount equal to the product of (i) the Junior DMGI Preferred Limit and (ii) $5.57. As used herein, “Deferred B Shares” means any shares of Series B Preferred Stock that either (x) have been issued pursuant to the terms of the Deferred Stock Awards but are still held by the Orchard or (y) are issuable (but not actually issued) pursuant to the Deferred Stock Awards.

(c) Subject to Article II, each share of common stock, par value $0.001, of the Orchard issued and outstanding immediately prior to the Effective Time the (“Common Stock”), except for shares of the Common Stock owned by the Orchard as treasury stock or owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries, shall be converted into the right to receive that number of shares of DMGI Common Stock equal to the product of (i) the Common Stock Ratio, times (ii) the Remaining DMGI Common Stock.

In no event shall DMGI be obligated to issue more than 9,064,941 shares of DMGI Common Stock pursuant to this Agreement or the Deferred Stock Awards. For purposes of this Agreement, the “Common Stock Ratio” shall mean the quotient of (x) one, divided by (y) the total number of shares of Common Stock (including shares of common stock issuable upon conversion of Series A and Series B Preferred Stock (including any Deferred B Shares)). For purposes of this Agreement, the (“Remaining DMGI Common Stock”) shall mean the difference of (1) 9,064,941 and (2) the number of shares of DMGI Common Stock issuable pursuant to Sections 1.4(a) and (b).

(d) All of the shares of the Orchard Capital Stock converted into the right to receive DMGI Capital Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a “Certificate”) previously representing any such shares of the Orchard Capital Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of DMGI Capital Stock and (ii) cash in lieu of fractional shares into which the shares of the Orchard Capital Stock represented by such Certificates have been converted pursuant to this Section 1.4 and Article II. Certificates previously representing shares of the Orchard Capital Stock shall be exchanged for certificates representing whole shares of DMGI Capital Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Article II, without any interest thereon. If, prior to the Effective Time, the outstanding shares of DMGI Capital Stock or the Orchard Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio, Series A Exchange Ratio or Series B. Exchange Ratio, as applicable.

(e) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of the Orchard Capital Stock that are owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries shall be cancelled and shall cease to exist and no stock of DMGI or other consideration shall be delivered in exchange therefor.

1.5 Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DMGI, the Orchard or the holder of any of the following securities:

(a) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”), except for shares of the Merger Sub Common Stock owned by Merger Sub as treasury stock, shall be converted into one (1) share of the common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(b) Each certificate previously representing any such shares of Merger Sub Common Stock shall thereafter be deemed to be a certificate representing the number of whole shares of Surviving Corporation Common Stock represented by such certificate converted pursuant to this Section 1.4.

1.6 DMGI Stock. At and after the Effective Time, except as set forth in Section 1.6 of the DMGI Disclosure Schedule, each share of DMGI Common Stock and each option granted and warrant issued by DMGI to purchase shares of DMGI Common Stock (“DMGI Options”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Certificate of Incorporation of the Orchard. At the Effective Time, the Certificate of Incorporation of the Orchard (the “Orchard Articles”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that the Orchard Articles shall be amended, effective as of the Effective Time, to change the name of the Surviving Corporation as contemplated by Section 1.10(ii) below.

1.8 Bylaws of the Orchard. At the Effective Time, the Bylaws of the Orchard, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

1.10 Name of Surviving Corporation. From and after the Effective Time, the name of the Surviving Corporation shall be “The Orchard NY”.

ARTICLE II

EXCHANGE OF CERTIFICATES

2.1 Exchange Procedures. At the Closing, upon surrender of Certificates for cancellation to DMGI, DMGI shall deliver certificates representing shares of DMGI Capital Stock to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Orchard Capital Stock whose shares were converted into the right to receive shares of DMGI Capital Stock pursuant to Section 1.4. The holders of such Certificates shall only be entitled to receive certificates representing the number of whole shares of DMGI Capital Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of DMGI Capital Stock to which such holder is entitled pursuant to Section 1.4.

2.2 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, DMGI shall issue, upon the making of an affidavit of that fact and personal indemnity by the holder thereof, certificates representing the shares of DMGI Capital Stock into which the shares of Orchard Capital Stock represented by such lost, stolen or destroyed Certificates were converted pursuant to Section 1.4.

2.3 No Further Ownership Rights in Stock. All shares of DMGI Capital Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Orchard Capital Stock, and there shall be no further registration of transfers on the records of the Orchard of shares of Orchard Capital Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to DMGI for any reason, they shall be canceled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ORCHARD

Except as disclosed in the disclosure schedule delivered by the Orchard to DMGI concurrently herewith (the “Orchard Disclosure Schedule”), the Orchard hereby represents and warrants to DMGI and Merger Sub as follows:

3.1 Corporate Organization. (a) The Orchard is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Orchard has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Orchard. As used in this Agreement, the term “Material Adverse Effect” means, with respect to DMGI, the Orchard or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), “Material Adverse Effect” shall not include effects resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”), (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions generally affecting companies engaged in the music aggregation, music distribution or music business in general, except to the extent that any such changes have a materially disproportionate adverse effect on such party, or (D) public disclosure of the transactions contemplated hereby or actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. True and complete copies of the Certificate of Incorporation of the Orchard and the Bylaws of the Orchard, as in effect as of the date of this Agreement, have previously been made available by the Orchard to DMGI.

(b) Each Orchard Subsidiary (“Orchard Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Orchard and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. True and correct copies of the Certificate of Incorporation and the bylaws of each Orchard Subsidiary, as in effect as of the date of this Agreement, have previously been made available by the Orchard to DMGI.

As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

3.2 Capitalization. (a) The authorized capital stock of the Orchard consists of (i) 80,000,000 shares of the Orchard Common Stock, of which, as of the date hereof, 4,140,224 shares were issued and outstanding and none of which are held in treasury, the record holders of which are listed in Schedule 3.2 (a) of the Orchard Disclosure Schedule, (ii) 30,000,000 shares of Series A Preferred Stock, of which, as of the date hereof, 18,631,000 shares were issued and outstanding and none of which are held in treasury, the record holders of which are listed in Schedule 3.2 (a) of the Orchard Disclosure Schedule, and (iii) 30,000,000 shares of Series B Preferred Stock, of which, as of the date hereof, 17,606,295 shares were issued and outstanding and 0 shares were held in treasury, the record holders of which are listed in Schedule 3.2 (a) of the Orchard Disclosure Schedule. All of the issued and outstanding shares of the Orchard Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of Orchard Capital Stock or any other equity securities of the Orchard have been issued in violation of the Securities Act of 1933, as amended (the “Securities Act”). The Orchard does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of the Orchard Capital Stock or any other equity securities of the Orchard or any securities representing the right to purchase or otherwise receive any shares of the Orchard Capital Stock (collectively, the “Orchard Rights”). As of the date hereof, no shares of the Orchard Capital Stock were reserved for issuance. Since March 31, 2007, the Orchard has not issued any shares of Orchard Capital Stock.

(b) The Orchard owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Orchard Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Orchard Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Orchard Disclosure Schedule sets forth a list of the material investments of the Orchard in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each a “Non-Subsidiary Affiliate”).

3.3 Authority; No Violation. (a) The Orchard has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Orchard. The Board of Directors of the Orchard has directed that this Agreement and the transactions contemplated hereby be submitted to the Orchard’s stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Orchard Capital Stock, no other corporate proceedings on the part of the Orchard are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Orchard and (assuming due authorization, execution and delivery by DMGI) constitutes a valid and binding obligation of the Orchard, enforceable against the Orchard in accordance with its terms, subject to any applicable bankruptcy and insolvency laws affecting generally the enforceability of creditors’ rights from time to time in effect.

(b) Neither the execution and delivery of this Agreement by the Orchard nor the consummation by the Orchard of the transactions contemplated hereby, nor compliance by the Orchard with any of the terms or provisions hereof, will (i) violate any provision of the Orchard Articles or Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Orchard, any of its Subsidiaries or its Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Orchard, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Orchard, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Orchard.

3.4 Consents and Approvals. Except for (i) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the “State and Foreign Approvals”), (ii) the filing of the Certificate of Merger with the New York Department pursuant to the NYBCL (iii) the filings required by the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (iv) the approval of this Agreement by the requisite vote of the stockholders of the Orchard, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Orchard of this Agreement and (B) the consummation by the Orchard of the Merger and the other transactions contemplated hereby.

3.5 Financial Statements. (a) Each of (i) the audited consolidated balance sheets of the Orchard and its Subsidiaries as of December 31, 2004 and December 31, 2005, respectively, and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the years then ended, including the notes thereto (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the year then ended, including the condensed, consolidated footnotes thereto (collectively, the “Unaudited Financial Statements”), and (iii) the management prepared draft consolidated balance sheet of the Orchard and its Subsidiaries as of March 31, 2007 and the related management prepared draft consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the period then ended (the “Draft Quarterly Statements”), (x) have been prepared from, and are in accordance with, the books and records of the Orchard and its Subsidiaries, (y) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Orchard and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of Draft Quarterly Statements to recurring year-end audit adjustments normal in nature and amount) and (z) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Orchard and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Orchard as a result of or in connection with any disagreements with the Orchard on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Orchard nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Orchard for the quarter ended March 31, 2007 (including any condensed, consolidated footnotes thereto), (ii) current liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby; and (iii) contingent liabilities that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard.

(c) The records, systems, controls, data and information of the Orchard and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Orchard or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Orchard. The Orchard maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and the Orchard has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of its financial statements in accordance with GAAP.

(d) Since March 31, 2007, (i) neither the Orchard nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Orchard or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Orchard or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Orchard or any of its Subsidiaries, whether or not employed by the Orchard or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by the Orchard or any of its officers, directors, employees or agents to the Board of Directors of the Orchard or any committee thereof or to any director or officer of the Orchard.

3.6 Receivables. All accounts receivable reflected on the consolidated balance sheet included in the Reviewed Quarterly Statements, and created since March 31, 2007, represent valid obligations of customers of Orchard arising from bona fide transactions entered into in the ordinary course of business consistent with past practices.

3.7 Broker’s Fees. Neither the Orchard nor any Orchard Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events. (a) Since March 31, 2007, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard.

(b) Since March 31, 2007, the Orchard and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practices , including the timely payment of vendors, Content owners, employee payrolls and other liabilities as and when due. As of the date of this Agreement, other than in the ordinary course of business consistent with past practices, there are no material past-due obligations of the Orchard.

(c) Since March 31, 2007, neither the Orchard nor any of its Subsidiaries has (i) except for normal increases and normal severance and termination payments made in the ordinary course of business consistent with past practice, or as required by applicable law or as otherwise expressly contemplated by this Agreement, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of March 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal year 2006 in amounts consistent with past practice, (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants made prior to the date of this Agreement in the ordinary course of business consistent with past practice, (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iv) repurchased any shares of the Orchard Capital Stock.

3.9 Legal Proceedings. (a) Neither the Orchard nor any of its Subsidiaries is a party to any, and there are no pending or, to the “Knowledge of the Orchard”, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Orchard or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Effect on the Orchard, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Orchard, any of its Subsidiaries or the assets of the Orchard or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard or the Surviving Corporation.

As used in this Agreement, the term “Knowledge of the Orchard” shall mean all information actually known by (i) Danny Stein, (ii) Greg Scholl, (iii) Stanley Schneider, (iv) Tom Etergino, (v) Brad Navin, or (vi) Jeff Nimerofsky.

3.10 Taxes and Tax Returns. (a) Each of the Orchard and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as due and payable and has duly and timely paid all material Taxes that are otherwise due and payable or claimed or asserted to be due and payable from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 included in the Unaudited Financial Statements.

Each of the Orchard and its Subsidiaries has in all material respects withheld, collected and paid over to the appropriate Taxing Authority, or is in all material respects properly holding for such payments, all Taxes required by law to be withheld or collected, and each of the Orchard and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements under all applicable legal requirements, including maintenance of required records with respect thereto. Neither the Orchard nor any of its Subsidiaries has granted any waiver of the statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

There are no disputes, audits, examinations or proceedings related to Taxes or Tax Returns of the Orchard or any of its Subsidiaries currently being conducted, pending or, to the Knowledge of the Orchard, threatened, and there are no pending or, to the Knowledge of the Orchard, threatened claims by any Taxing Authority for Taxes or assessments, upon the Orchard or any of its Subsidiaries for which the Orchard does not have reserves that are adequate under GAAP on the unaudited consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 included in the Unaudited Financial Statements. There is no deficiency for any Tax, claim for additional Taxes or other dispute or claim concerning any Tax liability, of either the Orchard or any of its Subsidiaries claimed, issued or raised by any Taxing Authority in writing. No claim is currently pending that has been made in writing by a Taxing Authority in a jurisdiction where the Orchard or any of its Subsidiaries does not file a Tax Return that the Orchard or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No issues related to Taxes of Orchard or any of its Subsidiaries were raised in writing by any Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. There are no Liens for any Taxes upon any of the assets, income or operations of the Orchard or any of its Subsidiaries, other than statutory Liens for Taxes not yet due and payable. The Orchard has made available to DMGI true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither the Orchard nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or similar contract or arrangement (a “Tax Sharing Agreement”), whether written or unwritten.

Neither the Orchard nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Orchard) or (B) has any liability for the Taxes of any person (other than the Orchard or any of its Subsidiaries or any of its or their predecessors) by reason of contract, agreement (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law, or under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any similar or analogous provision of state, local or foreign Law). Neither the Orchard nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Orchard nor any of its Subsidiaries has entered into any transaction identified by the Internal Revenue Service as of the date hereof as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2), or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that required or will require the filing of an IRS Form 8886. At no time during the past five years has the Orchard been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement:

(i) the term “Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and any other taxes, charges, levies, customs, duties, governmental fees or like assessments or charge of any kind whatsoever, together with all penalties and additions to tax and interest thereon, whether disputed or not, imposed by any Governmental Entity;

(ii) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or similar statement relating to Taxes, including any schedule or attachment thereto, and including any claim for refund or amendment thereof, or declaration of estimated tax, supplied or required to be supplied to a Governmental Entity; and

(iii) as used in this Agreement, the term “Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

(c) Neither the Orchard nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees. (a) Section 3.11 of the Orchard Disclosure Schedule sets forth a true and complete list of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other employee programs, arrangements, agreements, or payroll practices, qualified or nonqualified, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation, any “employee benefit plan” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing benefits to any current or former employees of the Orchard or any of its Subsidiaries, whether or not incorporated, or any trade or business of the Orchard or any of its Subsidiaries (an “Orchard ERISA Affiliate”) (collectively, the “Orchard Benefit Plans”).

(b) For each Orchard Benefit Plan, the Orchard has heretofore made available to DMGI true and complete copies of the following (to the extent applicable): (i) the plan documents, summary plan descriptions and any summaries of material modifications; (ii) the three most recent annual reports (Form 5500 and all schedules and attachments thereto) filed with the Department of Labor, and any audited financial statements or actuarial reports; (iii) the most recent determination letter or opinion letter received from the IRS for such Orchard Benefit Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements; and (v) any material written correspondence from any Governmental Entity relating to such Orchard Benefit Plan.

(c) (i) Each of the Orchard Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, and has been administered and operated in all material respects in accordance with its terms; (ii) each of the Orchard Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter, and to the Knowledge of Orchard, there are no existing circumstances or any events that have occurred that will, or could reasonably, adversely affect the qualified status of any such Orchard Benefit Plan, (iii) no Orchard Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Orchard or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, including 4980B of the Code regarding COBRA continuation coverage and applicable state insurance laws, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Orchard or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (iv) no Orchard Benefit Plan is (A) subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, (B) a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), or (C) a “multiple employer plan” within the meaning of Section 4063 of ERISA, nor has the Orchard, its Subsidiaries or Orchard ERISA Affiliates at any time contributed to or been obligated to contribute to any multiemployer plan or multiple employer plan, (v) all contributions or other amounts payable by the Orchard or its Subsidiaries as of the Effective Time with respect to each Orchard Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vi) none of the Orchard, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which the Orchard, its

Subsidiaries or any Orchard Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) there are no pending or, to the Knowledge of the Orchard, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of Orchard Benefit Plans or any trusts related thereto that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard; and (viii) each Orchard Benefit Plan may be amended or terminated at any time at the sole discretion of the sponsor thereof without liability other than for benefits accrued prior to such amendment or termination, subject only to such constraints as imposed by applicable law.

(d) There are no pending or, to the Knowledge of the Orchard, threatened material labor grievances or material unfair labor practice claims or charges against the Orchard or any of its Subsidiaries, or any strikes or other material labor disputes against the Orchard or any of its Subsidiaries. Neither the Orchard nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Orchard or its Subsidiaries and, to the Knowledge of the Orchard, there are no organizing efforts by any union or other group seeking to represent any employees of the Orchard or any of its Subsidiaries.

(e) None of the execution and delivery of this Agreement, the approval of this Agreement by the Orchard’s stockholders or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Orchard or any of its affiliates from the Orchard, DMGI or any of their respective affiliates under any Orchard Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Orchard Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(f) Neither the Orchard nor any of its Subsidiaries or Orchard ERISA Affiliates maintains or contributes to a rabbi trust or similar funding vehicle, and the Merger and other transactions contemplated by this Agreement shall not cause or require the Orchard or any of its Orchard ERISA Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

3.12 SEC Reports. The Orchard has not previously filed a registration statement pursuant to the Securities Act, and is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.13 Compliance with Applicable Law. The Orchard and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Orchard. The Orchard and each of its Subsidiaries have complied with and are not in default under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Orchard or any of its Subsidiaries, except where neither the cost of such noncompliance or default nor the cost of compliance or cure of default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Orchard. Without limitation, during the three (3) years prior to the date hereof, none of the Orchard, and of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of the Orchard or any of its Subsidiaries has to the Knowledge of the Orchard, directly or indirectly, (i) used any funds of the Orchard or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Orchard or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Orchard or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Orchard or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Orchard or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Orchard or any of its Subsidiaries.

3.14 Certain Contracts. (a) Neither the Orchard nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from DMGI, the Orchard, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which materially restricts the conduct of any line of business by the Orchard or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding to which the Orchard or any of its Subsidiaries is a party or by which its assets or properties are bound, whether or not set forth in the Orchard Disclosure Schedule, is referred to herein as an “Orchard Contract,” and to the Knowledge of the Orchard, there are not nor has the Orchard received notice of, any violations of any Orchard Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect in the Orchard.

(b)(i) Each Orchard Contract is valid and binding on the Orchard or any of its Subsidiaries, as applicable, and, to the Knowledge of the Orchard, is in full force and effect, (ii) the Orchard and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each the Orchard Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Orchard, (iii) to the Knowledge of the Orchard, each third-party counterparty to each Orchard Contract has in all material respects performed all obligations required to be performed by it to date under such Orchard Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Orchard or any of its Subsidiaries under any such the Orchard Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Orchard.

(c) Section 3.14 of the Orchard Disclosure Schedule identifies all of the libraries or collections of Content of the Orchard and any of its Subsidiaries. As used in this Agreement, (i) “Content” means any digital music tracks or other digital media content owned, licensed or distributed by a party for purposes of sale or license or purchase by consumers through Channel Outlets or otherwise and (ii) “Channel Outlets” means online music, mobile and video stores and other sellers and distributors of digital media content to consumers by means of electronic transmission, mobiletones and streaming, and any other persons or entities licensed to use the Content.

(d) Subject to the rights of the Content owners, the Orchard or its Subsidiaries have valid rights to license, distribute and sell all of the Content through the Orchard’s Channel Outlets to consumers. After the consummation of the transactions contemplated by this Agreement, the rights to license, distribute and sell all of the Content shall be retained by the Surviving Corporation without restriction and without payment of any kind to any third party.

(e) Neither the Orchard nor any of its Subsidiaries has transferred ownership of or granted any right to sell, license, use or distribute the Content other than to consumers through the Orchard’s Channel Outlets in the ordinary course of business.

(f) Excluding third-party, peer-to-peer file sharing, peer-to-peer providers, device distributions, illegal pay sites, unlicensed video content providers and other systematic infringers, neither the Orchard nor its Subsidiaries has received written notice of any person violating, infringing or misappropriating any rights with respect to the Content.

(g) Since March 31, 2007, no Content owner, Channel Outlet, vendor or supplier of the Orchard or its Subsidiaries has cancelled or otherwise modified its relationship with the Orchard or any of its Subsidiaries, as applicable, in a manner adverse to the Orchard and its Subsidiaries, taken as a whole, and no such person has, to the Knowledge of the Orchard, communicated in writing to the Orchard or its Subsidiaries any intention to do so.

3.15 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Orchard of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Knowledge of the Orchard, threatened against the Orchard, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard. To the Knowledge of the Orchard, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on the Orchard or any Orchard Subsidiary that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard. The Orchard is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard.

3.16 Property. The Orchard or an Orchard Subsidiary (a) has good title to all the properties and assets reflected in the consolidated balance sheet of Orchard and the Orchard Subsidiaries included in the Reviewed Quarterly Statements or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Orchard Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the Unaudited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms or leased property that has been disposed of in accordance with terms of its lease and in the ordinary course of business since the date thereof) (the “Orchard Leased Properties” and, collectively with the Orchard Owned Properties, the “Orchard Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is a valid obligation of the Orchard or an Orchard Subsidiary without default thereunder by the lessee or, to the Knowledge of the Orchard, the lessor.

3.17 Intellectual Property. The Orchard or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Orchard and its Subsidiaries does not, to the Knowledge of the Orchard, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Orchard or any Orchard Subsidiary acquired the right to use any Intellectual Property. To the Knowledge of the Orchard, no person is challenging, or to the Knowledge of the Orchard infringing on or otherwise violating, any right of the Orchard or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Orchard or its Subsidiaries. Neither the Orchard nor any Orchard Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by the Orchard or any Orchard Subsidiary which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.18 State Takeover Laws. (a) The Board of Directors of the Orchard has unanimously approved this Agreement and the transactions contemplated hereby do as required to render inapplicable to such agreements and transactions Section 912 of the NYBCL and, to the Knowledge of the Orchard, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

(b) The Orchard has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby, does not and will not result in the ability of any person to exercise or acquire any Orchard Rights.

3.19 The Orchard Information. The information relating to the Orchard and its Subsidiaries which is provided by the Orchard or its representatives for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DMGI AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by DMGI and Merger Sub to the Orchard concurrently herewith (the “DMGI Disclosure Schedule”), DMGI and Merger Sub, jointly and severally represent and warrant to the Orchard as follows:

4.1 Corporate Organization. (a) DMGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DMGI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI. True and complete copies of the Certificate of Incorporation of DMGI (the “DMGI Articles”) and Bylaws of DMGI, as in effect as of the date of this Agreement, have previously been made available by DMGI to the Orchard.

(b) Each DMGI Subsidiary, including Merger Sub (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on DMGI, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. True and correct copies of the Certificate of Incorporation and the bylaws of each DMGI Subsidiary, as in effect as of the date of this Agreement have previously been made available by DMGI to the Orchard.

4.2 Capitalization. (a) The authorized capital stock of DMGI consists of (i) 30,000,000 shares of DMGI Common Stock, of which, as of the date hereof, 9,121,939 shares were issued and outstanding and none of which are held in treasury and (ii) 1,000,000 shares of preferred stock, of which, as of the date hereof, no shares were issued and outstanding. All of the issued and outstanding shares of DMGI Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of DMGI Capital Stock or any other equity securities of DMGI have been issued in violation of the Securities Act. Except for this Agreement or pursuant to the terms of options issued (or to be issued in accordance with Section 5.2(b)) pursuant to the DMGI Stock Plans or as disclosed in the DMGI Reports, DMGI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DMGI Capital Stock or any other equity securities of DMGI or any securities representing the right to purchase or otherwise receive any shares of DMGI Capital Stock (collectively, “DMGI Rights”). At and after the Effective Time each of the DMGI Options issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger. As of the date hereof, no shares of DMGI Common Stock were reserved for issuance, except for (i) 453,000 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of DMGI in effect as of the date of this Agreement (the “DMGI Stock Plans”) or (ii) as disclosed in the DMGI Reports. Since March 31, 2007, DMGI has not issued any shares of DMGI Capital Stock or any DMGI Rights, other than as permitted by Section 5.2(b) in the case of grants made following the date of this Agreement and pursuant to the exercise of stock options granted prior to such date.

(b) DMGI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the DMGI Subsidiaries, including Merger Sub, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No DMGI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the DMGI Disclosure Schedule sets forth a list of the material investments of DMGI in Non-Subsidiary Affiliates.

4.3 Authority; No Violation. (a) Each of DMGI and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of DMGI and Merger Sub. The Board of Directors of each of DMGI and Merger Sub has directed that this Agreement and the transactions contemplated hereby be submitted to DMGI’s stockholders and DMGI, as sole shareholder of Merger Sub, for approval at a meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of DMGI Common Stock and DMGI, as sole shareholder of Merger Sub, no other corporate proceedings on the part of DMGI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of DMGI and Merger Sub and (assuming due authorization, execution and delivery by the Orchard) constitutes a valid and binding obligation of each of DMGI and Merger Sub, enforceable against DMGI and Merger Sub in accordance with its terms, subject to any applicable bankruptcy and insolvency laws affecting generally the enforceability of creditors’ rights from time to time in effect.

(b) Neither the execution and delivery of this Agreement by each of DMGI and Merger Sub, nor the consummation by each of DMGI and Merger Sub of the transactions contemplated hereby, nor compliance by each of DMGI and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the DMGI Articles or Bylaws, (ii) violate any provision of the Certificate of Incorporation or Bylaws of Merger Sub or (iii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DMGI, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DMGI, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which DMGI, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on DMGI.

4.4 Consents and Approvals. Except for (i) the State and Foreign Approvals, (ii) the filing with the SEC of the Proxy Statement and any other form or schedule required by the Exchange Act, (iii) the filing of the Certificate of Merger with the New York Department pursuant to the NYBCL, (iv) the filings required by the HSR Act, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of DMGI Capital Stock pursuant to this Agreement and (vi) the approval of this

Agreement by the requisite vote of the stockholders of DMGI and DMGI, as sole shareholder of Merger Sub, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of DMGI and Merger Sub of this Agreement and (B) the consummation by each of DMGI and Merger Sub of the Merger and the other transactions contemplated hereby.

4.5 Financial Statements. (a) The financial statements of DMGI and its Subsidiaries included (or incorporated by reference) in the DMGI’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007 (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of DMGI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity (but solely with respect to the annual report on Form 10-K) and consolidated financial position of DMGI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of DMGI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Perry-Smith LLP has not resigned or been dismissed as independent public accountants of DMGI as a result of or in connection with any disagreements with DMGI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither DMGI nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of DMGI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 (or disclosed in the notes thereto), (ii) current liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby, and (iii) contingent liabilities that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

(c) The records, systems, controls, data and information of DMGI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DMGI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on DMGI. DMGI maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and DMGI has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of its financial statements in accordance with GAAP.

(d) Since March 31, 2007, (i) neither DMGI nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DMGI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that DMGI or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing DMGI or any of its Subsidiaries, whether or not employed by DMGI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by DMGI or any of its officers, directors, employees or agents to the Board of Directors of DMGI or any committee thereof or to any director or officer of DMGI.

4.6 Broker’s Fees. With the exception of the engagement of SMH Capital, neither DMGI nor any DMGI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. DMGI has provided the Orchard with a correct and complete copy of any engagement letter or other contract between DMGI and SMH Capital relating to the Merger and the other transactions contemplated hereunder.

4.7 Absence of Certain Changes or Events. (a) Except as publicly disclosed in the DMGI Reports filed prior to the date of this Agreement, since March 31, 2007, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

(b) Except as publicly disclosed in DMGI Reports filed prior to the date of this Agreement, since March 31, 2007, DMGI and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practices , including the timely payment of vendors, Content owners, employee payrolls and other liabilities as and when due. As of the date of this Agreement, except in the ordinary course of business consistent with past practices, there are no material past-due obligations of DMGI.

(c) Since March 31, 2007, neither DMGI nor any of its Subsidiaries has (i) except for normal increases and normal severance and termination payments made in the ordinary course of business consistent with past practice or as required by applicable law, or as otherwise expressly contemplated by this Agreement, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal year 2006 in amounts consistent with past practice, (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants (A) publicly disclosed in the DMGI Reports filed on or prior to the date of this Agreement and (B) in the case of grants made following the date of this Agreement, as permitted by Section 5.2(b)(iii) or (iv), (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iv) repurchased any shares of DMGI Capital Stock.

4.8 Legal Proceedings. (a) Neither DMGI nor any of its Subsidiaries is a party to any, and there are no pending or, to the “Knowledge of DMGI”, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against DMGI or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Effect on DMGI, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon DMGI, any of its Subsidiaries or the assets of DMGI or any of its Subsidiaries that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI or the Surviving Corporation.

As used in this Agreement, the term “Knowledge of DMGI” shall mean all information actually known by (i) Mitchell Koulouris, (ii) Karen Davis, (iii) Tuhin Roy, and (iv) Clayton Trier.

4.9 Taxes and Tax Returns. (a) Each of DMGI and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax

Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as due and payable and has duly and timely paid all material Taxes that are otherwise due and payable or claimed or asserted to be due and payable from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the latest financial statements contained in the DMGI Reports.

Each of DMGI and its Subsidiaries has in all material respects withheld, collected and paid over to the appropriate Taxing Authority, or is in all material respects properly holding for such payments, all Taxes required by Law to be withheld or collected, and each of DMGI and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements under all applicable legal requirements, including maintenance of required records with respect thereto. Neither DMGI nor any of its Subsidiaries has granted any waiver of the statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

There are no disputes, audits, examinations or proceedings related to Taxes or Tax Returns of DMGI or any of its Subsidiaries currently being conducted, pending or, to the Knowledge of DMGI, threatened, and there are no pending or, to the Knowledge of DMGI, threatened claims by any Taxing Authority for Taxes or assessments, upon DMGI or any of its Subsidiaries for which DMGI does not have reserves that are adequate under GAAP on the financial statements included in the DMGI Reports. There is no deficiency for any Tax, claim for additional Taxes or other dispute or claim concerning any Tax liability, of either DMGI or any of its Subsidiaries claimed, issued or raised by any Taxing Authority in writing. No claim is currently pending that has been made in writing by a Taxing Authority in a jurisdiction where DMGI or any of its Subsidiaries does not file a Tax Return that DMGI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for any Taxes upon any of the assets, income or operations of DMGI or any of its Subsidiaries, other than statutory Liens for Taxes not yet due and payable. No issues related to Taxes of DMGI were raised in writing by any Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. DMGI has made available to the Orchard true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither DMGI nor any of its Subsidiaries is a party to or is bound by any Tax Sharing, Agreement, whether written or unwritten.

Neither DMGI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was DMGI) or (B) has any liability for the Taxes of any person (other than DMGI or any of its Subsidiaries or any of its or their predecessors) by reason of contract, agreement (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law, or under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any similar or analogous provision of state, local or foreign Law). Neither DMGI nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither DMGI nor any of its Subsidiaries has entered into any transaction identified by the Internal Revenue Service as of the date hereof as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2), or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that required or will require the filing of an IRS Form 8886. At no time during the past five years has DMGI been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) Neither DMGI nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10 Employees. (a) Section 4.10 of the DMGI Disclosure Schedule sets forth a true and complete list of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other employee programs, arrangements, agreements, or payroll practices, qualified or nonqualified, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation, any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, providing benefits to any current or former employees of DMGI or any of its Subsidiaries, whether or not incorporated, or any trade or business of DMGI or any of its Subsidiaries (a “DMGI ERISA Affiliate”) (collectively, the “DMGI Benefit Plans”).

(b) For each DMGI Benefit Plan, DMGI has heretofore made available to the Orchard true and complete copies of the following (to the extent applicable): (i) the plan documents, summary plan descriptions, and any summaries of material modifications; (ii) the three most recent annual reports (Form 5500 and all schedules and attachments thereto) filed with the Department of Labor, and any audited financial statements or actuarial reports; (iii) the most recent determination letter or opinion letter received from the IRS for such DMGI Benefit Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements; and (v) any material written correspondence from any Governmental Entity relating to such DMGI Benefit Plan.

(c)(i) Each of the DMGI Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code and has been administered and operated in all material respects in accordance with its terms; (ii) each of the DMGI Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter, and to the Knowledge of DMGI there are no existing circumstances or any events that have occurred that will, or could reasonably, adversely affect the qualified status of any such DMGI Benefit Plan, (iii) no DMGI Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of DMGI or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, including 4980B of the Code regarding COBRA continuation coverage and applicable state insurance laws, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of DMGI or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (iv) no DMGI Benefit Plan is (A) subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, (B) a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), or (C) a “multiple employer plan” within the meaning of Section 4063 of ERISA, nor has DMGI, its Subsidiaries or DMGI ERISA Affiliates at any time contributed to or been obligated to contribute to any multiemployer plan or multiple employer plan, (v) all contributions or other amounts payable by DMGI or its Subsidiaries as of the Effective Time with respect to each DMGI Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vi) none of DMGI, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which DMGI, its Subsidiaries or any DMGI Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of DMGI there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of DMGI Benefit Plans or any trusts related thereto that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI, and (viii) each DMGI Benefit Plan may be amended or terminated at any time at the sole discretion of the sponsor thereof without liability other than for benefits accrued prior to such amendment or termination, subject only to such constraints as imposed by applicable law.

(d) There are no pending or, to the Knowledge of DMGI, threatened material labor grievances or material unfair labor practice claims or charges against DMGI or any of its Subsidiaries, or any strikes or other material labor disputes against DMGI or any of its Subsidiaries. Neither DMGI nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of DMGI or its Subsidiaries and, to the Knowledge of DMGI, there are no organizing efforts by any union or other group seeking to represent any employees of DMGI or any of its Subsidiaries.

(e) None of the execution and delivery of this Agreement, the approval of this Agreement by DMGI’s stockholders or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of DMGI or any of its affiliates from DMGI, the Orchard or any of their respective affiliates under any DMGI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any DMGI Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(f) Neither DMGI nor any of its DMGI ERISA Affiliates maintains or contributes to a rabbi trust or similar funding vehicle, and the Merger and other transactions contemplated by this Agreement shall not cause or require DMGI or its any of its DMGI ERISA Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

4.11 SEC Reports. DMGI has previously made available to the Orchard an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 29, 2005 by DMGI with the SEC pursuant to the Securities Act or the Exchange Act (the “DMGI Reports”) and prior to the date hereof and (b) communication mailed by DMGI to its stockholders since September 29, 2005 and prior to the date hereof, and no such DMGI Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since September 29, 2005, as of their respective dates, all DMGI Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.12 Compliance with Applicable Law. DMGI and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI. DMGI and each of its Subsidiaries have complied with and are not in default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to DMGI or any of its Subsidiaries, except where neither the cost of such noncompliance or default nor the cost of compliance or cure of default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI. Without limitation, during the three (3) years prior to the date hereof, none of DMGI, and of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of DMGI or any of its Subsidiaries has, to the Knowledge of DMGI directly or indirectly, (i) used any funds of DMGI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of DMGI or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law (iv) established or maintained any unlawful fund of monies or other assets of DMGI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of DMGI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for DMGI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for DMGI or any of its Subsidiaries.

4.13 Certain Contracts. (a) Neither DMGI nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from DMGI, the Orchard, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which materially restricts the conduct of any line of business by DMGI or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. DMGI has previously made available to the Orchard true and correct copies of all employment and deferred compensation agreements which are in writing and to which DMGI or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding to which DMGI is a party or by which its properties or assets are bound, whether or not set forth in the DMGI Disclosure Schedule, is referred to herein as a “DMGI Contract,” and to the Knowledge of DMGI, there are not nor has DMGI received notice of, any violations of the above by any DMGI Contract of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

(b)(i) Each DMGI Contract is valid and binding on DMGI and/or one of its Subsidiaries, as applicable, and, to the Knowledge of DMGI, is in full force and effect, (ii) DMGI and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each DMGI Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DMGI, (iii) to the Knowledge of DMGI, each third-party counterparty to each DMGI Contract has in all material respects performed all obligations required to be performed by it to date under such DMGI Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of DMGI or any of its Subsidiaries under any such DMGI Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DMGI.

(c) Section 4.13 of the DMGI Disclosure Schedule identifies all of the libraries or collections of Content of DMGI or its Subsidiaries.

(d) Subject to the rights of the Content owners pursuant to DMGI’s Standard Form of Agency Agreement, DMGI or its Subsidiaries have valid rights to license, distribute and sell all of the Content through DMGI’s Channel Outlets to consumers.

(e) Neither DMGI nor any of its Subsidiaries has transferred ownership of or granted any right to sell, license, use or distribute the Content other than to consumers through DMGI’s Channel Outlets in the ordinary course of business.

(f) Excluding third-party, peer-to-peer file sharing, peer-to-peer providers, device distributors, illegal pay sites, unlicensed video content providers and other systematic infringers, neither DMGI nor its Subsidiaries has received written notice of any person violating, infringing or misappropriating any rights with respect to the Content.

(g) Since March 31, 2007, no Content owner, Channel Outlet, vendor or supplier of DMGI or its Subsidiaries has cancelled or otherwise modified its relationship with DMGI or any of its Subsidiaries, as applicable, in a manner adverse to DMGI and its Subsidiaries, taken as a whole, and no such person has, to the Knowledge of DMGI, communicated in writing to DMGI or its Subsidiaries any intention to do so.

4.14 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on DMGI of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against DMGI, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI. To the Knowledge of DMGI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI. DMGI is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

4.15 Property. DMGI or a DMGI Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the DMGI Reports as being owned by DMGI or a DMGI Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “DMGI Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such DMGI Reports or acquired after the date thereof (except for leases that have expired by their terms or leased property that has been disposed of in accordance with the terms of its lease and in the ordinary course of business since the date thereof) (the “DMGI Leased Properties” and, collectively with the DMGI Owned Properties, the “DMGI Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is a valid obligation of DMGI or a DMGI Subsidiary without default thereunder by the lessee or, to the Knowledge of DMGI, the lessor.

4.16 Intellectual Property. DMGI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by DMGI and its Subsidiaries does not, to the Knowledge of DMGI, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which DMGI or any DMGI Subsidiary acquired the right to use any Intellectual Property. To the Knowledge of

DMGI, no person is challenging, or to the Knowledge of DMGI, infringing on or otherwise violating any right of DMGI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to DMGI or its Subsidiaries. Neither DMGI nor any DMGI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by DMGI or any DMGI Subsidiary which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

4.17 State Takeover Laws; DMGI Rights. (a) The Board of Directors of DMGI has unanimously approved this Agreement and the transactions contemplated hereby do as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and, to the Knowledge of DMGI, any other Takeover Statutes.

(b) DMGI has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any DMGI Rights or enable or require the DMGI Rights to separate from the shares of DMGI Common Stock to which they are attached or to be triggered or become exercisable.

4.18 Opinion. Prior to the execution of this Agreement, DMGI has received an opinion from SMH Capital Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to DMGI and its shareholders (the “Fairness Opinion”). The Fairness Opinion has not been amended or rescinded as of the date of this Agreement.

4.19 DMGI Information. The information relating to DMGI and its Subsidiaries to be contained in the Proxy Statement filed with the SEC in definitive form relating to the meeting of stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto (the “Proxy Statement”), or the information relating to DMGI and its Subsidiaries that is provided by DMGI or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Orchard or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.20 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other then in connection with such transactions.

4.21 Receivables. All accounts receivable reflected on the consolidated balance sheet included in DMGI’s quarterly report on Form 10-Q for the quarter ended March 31, 2007, and created since March 31, 2007, represent valid obligations of customers of DMGI arising from bona fide transactions entered into in the ordinary course of business consistent with past practices.

4.22 Registration Rights. Section 4.22 of the DMGI Disclosure Schedule sets forth a complete and accurate list of all DMGI stockholders who have registration rights, and the number of registerable shares of DMGI Common Stock held by such stockholders, pursuant to DMGI’s Second Amended and Restated Stockholders Agreement, dated September 8, 2005, or otherwise.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Orchard Disclosure Schedule and the DMGI Disclosure Schedule), each of DMGI and the Orchard shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either DMGI or the Orchard to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the DMGI Disclosure Schedule or the Orchard Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, neither DMGI nor the Orchard shall, and neither DMGI nor the Orchard shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

(a) incur any indebtedness for borrowed money (other than indebtedness of the Orchard or any of its Subsidiaries to the Orchard or any of its Subsidiaries, on the one hand, or of DMGI or any of its Subsidiaries to DMGI or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

(b)(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of each of DMGI and the Orchard to DMGI or the Orchard or any of their wholly-owned Subsidiaries, respectively of each of DMGI and the Orchard, (B) the acceptance of shares of the Orchard Common Stock or DMGI Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements and (C) pursuant to the DMGI Rights);

(iii) grant any stock appreciation rights, performance shares, restricted stock units or other equity-based interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock except pursuant to the exercise of stock options or warrants outstanding as of the date hereof;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness owed to or from any such person or any claims by or against any such person, in each case other than in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for transactions in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

(e) except for transactions in the ordinary course of business consistent with past practices, terminate, or waive any material provision of, any Orchard Contract or DMGI Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Orchard or DMGI, as the case may be;

(f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (except to the extent required under the terms of the applicable plan or related award agreement);

(g) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practices;

(h) knowingly take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents;

(j) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or

(l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) DMGI shall promptly prepare and file with the SEC the Proxy Statement and as promptly as practicable after such filing, DMGI shall mail or deliver the Proxy Statement to its stockholders. DMGI shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Orchard shall furnish all information concerning the Orchard and the holders of the Orchard Capital Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including the filing under the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. With the exception of any filings made under the HSR Act, DMGI and the Orchard shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Orchard or DMGI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) DMGI and the Orchard shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of DMGI, the Orchard or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) DMGI and the Orchard shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to the matters set forth in the Orchard Disclosure Schedule and the DMGI Disclosure Schedule and to all antitrust laws, each of DMGI and the Orchard, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of DMGI and the Orchard shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which DMGI or the Orchard, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither DMGI nor the Orchard nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where (x) such access or disclosure would violate or prejudice the rights of DMGI’s or the Orchard’s, as the case may be, customers, (y) jeopardize the attorney-client privilege of the institution in possession or control of such information or (z) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of DMGI and the Orchard shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 8, 2006, between DMGI and the Orchard (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3 Stockholders’ Approvals. Each of DMGI and the Orchard shall call a meeting of its stockholders (the “DMGI Meeting” and “Orchard Meeting,” respectively) to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger (including in the case of the DMGI Meeting, approval of the matters anticipated in 6.14 and a change in the name of DMGI contemplated by Section 6.14) and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual meeting of shareholders, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of DMGI and the Orchard shall use its reasonable best efforts to obtain from the stockholders of DMGI and the Orchard, as the case may be, the vote in favor of the approval of this Agreement (which shall include the amendment to the DMGI Articles) required by the DGCL to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, DMGI shall adjourn or postpone the DMGI Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to DMGI’s stockholders, in advance of a vote on the matters described above, or, if, as of the time for which such meeting is originally scheduled there are insufficient shares of DMGI Common Stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if in the reasonable good faith determination of DMGI additional time is needed to solicit an affirmative stockholder vote by the DMGI stockholders in order to obtain the requisite vote for the foregoing matters; provided that DMGI shall, at least three business days prior to any such adjournment or postponement, notify the Orchard of the potential adjournment or postponement and shall consult with the Orchard regarding the necessity of such adjournment or postponement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of DMGI and the Orchard at the DMGI Meeting and the Orchard Meeting, respectively, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either DMGI or the Orchard of such obligation, the shareholders of Orchard shall have approved the transactions contemplated herein by written consent in lieu of a meeting.

6.4 Legal Conditions to Merger. Each of DMGI and the Orchard shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Orchard or DMGI or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. DMGI shall cause the shares of DMGI Common Stock to be issued in the Merger or to be issued upon conversion of the DMGI Series A Preferred Stock in accordance with the terms thereof, to be approved for listing on the NASDAQ Global Market System, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the Orchard Benefit Plans and DMGI Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Orchard and DMGI (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time until such time as DMGI and the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of DMGI and the Surviving Corporation and their respective Subsidiaries (the “New Benefit Plans”). Prior to the Closing Date, the Orchard and DMGI shall cooperate in reviewing, evaluating and analyzing the DMGI Benefit Plans and the Orchard Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. It is the intention of the Orchard and DMGI, to the extent permitted by applicable laws, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees who were covered by the DMGI Benefit Plans, on the one hand, and those covered by the Orchard Benefit Plans on the other, at the Effective Time.

(b) With respect to any Benefit Plans in which any employees of DMGI or the Orchard (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time (the “New Plans”), DMGI or the Surviving Corporation, as the case may be, shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous DMGI Benefit Plan or Orchard Benefit Plan, as the case may be; (B) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a DMGI Benefit Plan or the Orchard Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of such employees with the Orchard and DMGI, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plans; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) Each of DMGI and the Surviving Corporation, as the case may be, agrees to honor in accordance with their terms all benefits vested as of the date hereof under the DMGI Benefit Plans or Orchard Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the DMGI Disclosure Schedule and the Orchard Disclosure Schedule.

(d) Nothing in this Section 6.6 shall be interpreted as preventing DMGI and the Surviving Corporation, as the case may be, from amending, modifying or terminating any DMGI Benefit Plans, Orchard Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person including without limitation any employee of DMGI or the Orchard, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.6 shall constitute an amendment of any benefit plan of DMGI or the Orchard.

6.7 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Orchard or any of its Subsidiaries (the “Orchard Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Orchard or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of DMGI with respect to the directors, officers or employees of the Orchard shall be only to cooperate. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of DMGI or any of its Subsidiaries (the “DMGI Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of DMGI or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of the Orchard with respect to the directors, officers or employees of DMGI shall be only to cooperate. It is understood and agreed that after the Effective Time, DMGI shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Orchard Indemnified Party and DMGI Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (to the extent, in the case of settlements, that the settlement was approved in writing by DMGI, such approval not to be unreasonably withheld) in connection with any such threatened or actual claim, action, suit, proceeding or investigation. It is understood that after the Effective Time DMGI may assume and control the defense of any claim for which DMGI is obligated to provide indemnification under this Section 6.7(a), provided that the foregoing shall not apply with respect to any claim for which counsel has been retained with the approval of the applicable liability insurer (if such approval is required under the applicable insurance policy, if any, to obtain coverage) and commenced the defense prior to the Effective Time unless DMGI’s Audit Committee otherwise determines following the Effective Time.

(b) DMGI shall cause the individuals serving as officers and directors of DMGI and the Orchard or any of their Subsidiaries immediately prior to the Effective Time to be (i) covered for a period of two years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by DMGI (in the case of officers and directors of DMGI) and the Orchard (in the case of officers and directors of the Orchard) (provided that DMGI and the Orchard, as the case may be, may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such or (ii) if such insurance cannot be obtained, covered for a period of five years by a tail policy on the Orchard’s and DMGI’s existing directors’ and officers’ liability insurance policies, as the case may be, of at least the same coverage and amounts containing terms and conditions that are no less advantageous than such existing policy; provided, however, that in no event shall DMGI be required to expend more than 200% per year of coverage of the amount currently expended by DMGI per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If DMGI is unable to maintain or obtain the insurance called for by this Section 6.7, DMGI shall obtain as much comparable insurance as available for the Maximum Amount. DMGI shall cause such DMGI and Orchard officers and directors, as may be required, to make reasonable application and provide reasonable and customary representations and warranties to DMGI’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of DMGI (in the case of DMGI) and the Orchard (in the case of the Orchard) as of the date hereof.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of DMGI, on the one hand, and a Subsidiary of the Orchard, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, DMGI.

6.9 Advice of Changes. DMGI and the Orchard shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied or give rise to such termination right.

6.10 Officers following Effective Time (a) DMGI shall take all such action as may be necessary so that the officers of DMGI immediately after the Effective Time are only as set forth on Schedule 6.10(a) hereto, assuming that such persons are willing to serve in the capacities indicated on such Schedule 6.10(a). (b) Orchard shall take all such action as may be necessary so that the officers of Orchard immediately after the Effective Time are as only set forth on Schedule 6.10(b) hereto, assuming that such persons are willing to serve in the capacities indicated on such Schedule 6.10(b).

6.11 Board of Directors. (a) DMGI shall take all such action as may be necessary so that, immediately following the Effective Time, the size of the DMGI Board of Directors shall be seven (7) members and that the directors of DMGI are as set forth on Schedule 6.11(a) hereto, assuming that such persons are willing to serve in such capacity. In the event that any such person listed as a DMGI Designee on such schedule shall be unable or unwilling to so serve, DMGI shall have the power to designate a replacement for such person. In the event that any such person listed as an Orchard Designee such schedule shall be unable or unwilling to so serve, Orchard shall have the power to designate a replacement for such person.

(b) Orchard shall take all such action as may be necessary so that, immediately following the Effective Time, the directors of Orchard are only as set forth on Schedule 6.11(b) hereto, assuming that such persons are willing to serve in such capacity.

6.12 Acquisition Proposals. (a) Until this Agreement has been terminated in accordance with Section 8.1, each of DMGI and the Orchard agrees that it will not, and will cause its controlled Affiliates and its and their officers, directors, agents and representatives not to, directly or indirectly, (i) (A) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (B) engage or participate in any negotiations concerning, (C) provide any confidential or nonpublic information or data to or (D) have, or engage or participate in, any discussions with any person relating to, any Acquisition Proposal (as defined in clause (d) below), (ii) release or permit the release of any person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which such party is a party or under which such party has any rights with respect to the sale or transfer of the voting securities or any material portion of the assets of such party, (iii) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other party the recommendation by such party’s Board of Directors of this Agreement to its stockholders or take any action or make any statement in connection with such party’s meeting of stockholders inconsistent with such recommendation, including any action to approve, recommend or endorse, or to propose to approve, recommend or endorse, any Acquisition Proposal (collectively, a “Change in Recommendation”) or (iv) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring such party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger.

(b) Notwithstanding Section 6.12(a), prior to approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, each of DMGI and the Orchard (the “Acting Party”) may, and may permit its Affiliates and its and their appropriate officers, directors, agents and representatives to furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions with, any person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Acting Party after the date of this Agreement and prior to the approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, and may withdraw, modify or qualify the recommendation by such party’s Board of Directors of this Agreement to its stockholders in connection therewith, if and so long as (A) none of the Acting Party, any of its controlled Affiliates or any of its or their officers, directors, agents or representatives has violated any of the provisions of this Section 6.12, (B) the Board of Directors of the Acting Party concludes in good faith (after receiving the advice of its outside counsel and its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, (C) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to, and participating in such negotiations or discussions with, such person, the Acting Party provides the other party with written notice of the identity of such person and of the Acting Party’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such person, (D) prior to providing any nonpublic information to such person, the Acting Party shall have entered into a confidentiality and standstill agreement with such person (a copy of which it shall have provided to the other party) on terms no less restrictive upon such person, in any respect, than the terms applicable to the other party under the Confidentiality Agreement, which confidentiality and standstill agreement shall not provide such person with any exclusive right to negotiate with the Acting Party or have the effect of preventing the Acting Party from satisfying its obligations under this Agreement, (E) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to such person, the Acting Party furnishes such information to the other party (to the extent such information has not been previously delivered or made available by the Acting Party to the other party) and (F) prior to so withdrawing, modifying or qualifying the recommendation by its Board of Directors of this Agreement, the Acting Party gives the other party five business days’ prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than five business days prior to the Acting Party’s stockholders meeting, in which case the Acting Party shall provide as much notice as is reasonably practicable), and during such time, the Acting Party, if requested by the other party, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Board of Directors of the Acting Party may continue to recommend the approval of this Agreement.

(c) If DMGI effects a Change in Recommendation, the Orchard shall have the option (the “Stockholder Vote Option”), exercisable within ten business days after such Change in Recommendation, to cause DMGI’s Board of Directors to submit this Agreement to its stockholders for the purpose of adopting this Agreement and approving the Merger.

(d) Each of DMGI and the Orchard shall, and shall cause its controlled Affiliates and its and their appropriate officers, directors, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the Orchard or DMGI, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within one day) request each person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring such party or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such person by or on behalf of such party and shall advise the other party of the particulars of such request. Each party will (i) promptly (within 24 hours) advise the other party following receipt of any request for information, of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such request, Acquisition Proposal or inquiry), (ii) promptly (within 24 hours) provide the other party with all written materials received by such party in connection with the foregoing and (iii) keep the other party apprised of any related developments, discussions and negotiations on a current basis. Each of DMGI and the Orchard shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean any offer, proposal or inquiry relating to, or any indication of interest in, an Alternative Transaction received by a party from any person other than the other party, in each case, whether or not in writing and whether or not delivered to such party or to the stockholders of such party generally. As used in this Agreement, an “Alternative Transaction” means any of (i) a transaction (or series of related transactions) pursuant to which any person (or group of persons), directly or indirectly, acquires or would acquire direct or indirect beneficial ownership of more than 15% of the outstanding shares of a party’s common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger or that would be entitled to more than 15% of the fair market value of the outstanding equity interests of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, business combination, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving a party or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (iii) any transaction (or series of related transactions) pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of such party and securities of the entity surviving any merger or business combination including any of its Subsidiaries) of such party, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction (or series of related transactions) or (iv) any other consolidation, business combination, recapitalization or similar transaction (or series of related transactions) involving a party or any of its Subsidiaries.

(f) Nothing contained in this Agreement shall prevent DMGI or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(g) Any violation of this Section 6.12 by a party’s Affiliates or a party’s or any of its controlled Affiliates’ officers, directors, agents and representatives shall be deemed to be a breach of this Agreement by such party.

6.13 Agreement of Affiliates. The Orchard has disclosed in Section 6.13 of the Orchard Disclosure Schedule each person whom it reasonably believes may be deemed an “affiliate” of the Orchard for purposes of Rule 145 under the Securities Act. The Orchard shall use its reasonable efforts to cause each such person to deliver to DMGI, not later than the date of mailing of the Proxy Statement, a written agreement in substantially the form of Exhibit A.

6.14 Amendments to DMGI Articles. DMGI Articles Amendment. DMGI shall take all such actions as shall be necessary so that the DMGI Articles shall have been amended, effective no later than the Effective Time, to (i) change the name of DMGI to “The Orchard Inc.”, (ii) increase the authorized number of shares of DMGI Common Stock to 40,000,000 shares and (iii) establish the terms, and number of authorized shares of the DMGI Series A Preferred Stock as attached hereto as Exhibit B.

6.15 Certain Tax Matters. (a) Each of DMGI and the Orchard shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinions from its respective counsel set forth in Section 7.2(d) or 7.3(f) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Officers of DMGI, Merger Sub and the Orchard shall execute and deliver to Jackson Walker, L.L.P., tax counsel to DMGI and Merger Sub, and Reed Smith LLP, tax counsel to the Orchard, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the Effective Time, in connection with such tax counsel’s respective delivery of opinions pursuant to Sections 7.2(d) and 7.3(f) hereof. Each of DMGI, Merger Sub and the Orchard shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.15(b).

(c) DMGI and the Orchard shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Date. Each of DMGI and the Orchard shall pay, without deduction from any amount payable to holders of shares of the Orchard Capital Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.

6.16 Headquarters. The parties hereby acknowledge and agree that DMGI shall be headquartered in New York City.

6.17 Financial Statements. Within 15 business days following the date hereof, the Orchard shall prepare and deliver (or cause to be delivered) to DMGI an audited consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 and the related audited consolidated statement of operations, shareholders’ equity and cash flows for the period then ended along with accompanying footnotes, together with a report thereon by Deloitte & Touche LLP (the “2006 Audited Financial Statements”). Within 20 business days following the date hereof, the Orchard shall prepare and deliver (or cause to be delivered) to DMGI the Reviewed consolidated balance sheet of the Orchard and its Subsidiaries as of March 31, 2007 and the related Reviewed consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the period then ended, including the condensed, consolidated footnotes thereto (the “Reviewed Quarterly Statements”). As used herein, the term “Reviewed” means reviewed by Deloitte & Touche LLP under the guidance of Statement of Auditing Standards No. 100 “Objective and General Principles Governing an Audit of Financial Statements.”

6.18 NY Office Lease. Between the date hereof and the Effective Time, the Orchard shall use commercially reasonable efforts to obtain the consent of both the over-landlord and the sub-landlord to the assignment of that certain Sublease between Seligman Data Corp., as sub-landlord and eMusic.com, Inc., as subtenant, dated December 20, 2005.

6.19 Advances. The parties hereby acknowledge and agree that any advance to be paid by the Orchard during the period between the date hereof and the Effective Time to Content owners in connection with the Orchard’s acquisition or licensing of Content shall be funded to the Orchard by Dimensional Associates, LLC (“Dimensional”) and shall be treated as follows: (a) the first $250,000 so advanced shall be treated as additional capital contributions made by Dimensional to the Orchard, and (b) any amounts advanced in excess of $250,000 shall be treated as a loan to the Orchard (the “Advances Loan”), which shall (i) have a maximum aggregate principal amount of $1,500,000, (ii) bear interest at the “applicable federal rate” (as defined in Section 1274(d) of the Code) in effect on the date of each such advance (iii) be due and payable upon the earlier of the demand of the holder or one year from the date of such advance. DMGI hereby acknowledges and agrees that it shall assume and be responsible for repaying the Advances Loan to Dimensional as soon as practicable after the Effective Time, but in any event, no later than 30 days after the Effective Time, so long as (x) the Orchard and Dimensional adequately document that the initial $250,000 was contributed to the Orchard and (y) the Advances Loan is adequately documented.

6.20 DMGI Options. Following the Effective Time, subject to the approval of the Compensation Committee of the Board of Directors of DMGI, DMGI shall grant (a) options to purchase DMGI Common Stock and (b) restricted awards of DMGI Common Stock, collectively up to an aggregate of 650,000 shares pursuant to DMGI’s Amended and Restated 2005 Stock Plan and form of stock option grant agreement (including the vesting provisions thereunder) or the form of restricted stock award grant (including the vesting provisions thereunder), as applicable, to those employees of the Orchard and DMGI in such amounts as shall be approved by the Compensation Committee of the Board of Directors based upon the recommendation of Greg Scholl; provided that such employees remain employees of DMGI or the Surviving Corporation following the Effective Time (or become employees of DMGI).

6.21 Deferred Stock Awards. The parties acknowledge and agree that as of the date of this Agreement, the Orchard has entered into Deferred Stock Award Agreements with each of Greg Scholl and David Pakman (the “Recipients”), pursuant to which each of the Recipients is entitled to receive shares of Series B Preferred Stock in the number and on the terms and conditions set forth therein (the “Deferred Stock Awards”). DMGI acknowledges that the Orchard has provided it with copies of the Deferred Stock Awards. DMGI further acknowledges and agrees that (a) it shall assume and be responsible for (or shall cause to be assumed or responsible for) performing all of the Orchard’s obligations under the Deferred Stock Awards from and after the Effective Time, (b) it shall reserve for issuance that number of shares of DMGI Series A Preferred Stock and DMGI

Common Stock, as applicable, that the Deferred Shares would have been exchangeable for pursuant to Section 1.4 had such shares already been transferred to the Recipients as of the Effective Time (the “Reserved Shares”), which such Reserved Shares shall be deducted from the 9,064,941 shares of DMGI Common Stock and the 4,488,330 shares of DMGI Series A Preferred Stock available for issuance at the Effective Time, (c) it shall issue and transfer to the Recipients the Reserved Shares at the times, in the amounts and in the manner specified in the Deferred Stock Awards and (d) as soon as practicable following the issuance of shares to the Recipients pursuant to the Deferred Stock Awards, it shall register for resale all such shares of DMGI Common Stock so issued and such shares of DMGI Common Stock issuable upon conversion of the shares of DMGI Series A Preferred Stock so issued, under and in accordance with the provisions of the Securities Act by filing with the SEC a registration statement covering the resale of all such shares on Form S-8 or other appropriate registration statement under the Securities Act.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement (which shall include the requisite approval of the amendment to the DMGI Articles) shall have been approved by the requisite affirmative vote of the holders of DMGI Common Stock entitled to vote thereon and by the requisite affirmative votes of the holders of the Orchard Capital Stock entitled to vote thereon.

(b) NASDAQ Listing. The shares of DMGI Common Stock to be authorized for listing on the NASDAQ Global Market System, subject to official notice of issuance pursuant to Section 6.5 shall have been so authorized.

(c) Other Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated, and all other approvals of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than such approvals the failure of which to obtain would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI or the Surviving Corporation (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of DMGI. The obligation of DMGI to effect the Merger is also subject to the satisfaction, or waiver by DMGI, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Orchard set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects, and the representations and warranties that are not qualified by materiality or “Material Adverse Effect” shall be true and correct in all material respects, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time). DMGI shall have received a certificate signed on behalf of the Orchard by the Chief Executive Officer of the Orchard to the foregoing effect.

(b) Performance of Obligations of the Orchard. The Orchard shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DMGI shall have received a certificate signed on behalf of the Orchard by the Chief Executive Officer of the Orchard to such effect.

(c) Officers and Directors. Orchard shall have complied with its obligations under Section 6.10(b) and Section 6.11(b) hereof.

(d) Tax Opinions. DMGI shall have received the opinion of Jackson Walker, L.L.P., or such other counsel reasonably satisfactory to DMGI in form and substance reasonably satisfactory to DMGI dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinions and the certificates obtained from officers of DMGI, Merger Sub and the Orchard, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Jackson Walker, L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 6.15(b) hereof.

(e) Affiliate Agreements. DMGI shall have received from each person named in Section 6.13 of the Orchard Disclosure Schedule an executed agreement substantially in the form of Exhibit B hereto.

(f) Release of Claims. DMGI shall have received from each of the Orchard’s shareholders a release, in substantially the form attached hereto as Exhibit C.

7.3 Conditions to Obligations of the Orchard. The obligation of the Orchard to effect the Merger is also subject to the satisfaction or waiver by the Orchard at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of DMGI set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects, and the representations and warranties that are not qualified by materiality or “Material Adverse Effect” shall be true and correct in all material respects, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time). The Orchard shall have received a certificate signed on behalf of DMGI by the Chief Executive Officer of DMGI to the foregoing effect.

(b) Performance of Obligations of DMGI. DMGI shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Orchard shall have received a certificate signed on behalf of DMGI by the Chief Executive Officer of DMGI to such effect.

(c) Articles Amendment/Board Resolutions. DMGI shall have taken all such actions as shall be necessary so that (i) the DMGI Articles shall have been amended as contemplated by Section 6.14, and (ii) the resolutions contemplated by Sections 6.10 and 6.11 of this Agreement shall have been adopted by the Board of Directors of DMGI effective not later than the Effective Time.

(d) Officers and Directors. DMGI shall have complied with its obligations under Section 6.10(a) and Section 6.11(a) hereof.

(e) Officer and Director Resignations. Each of the officers and directors of DMGI as listed in the Orchard Disclosure Schedule shall have submitted to DMGI his or her resignation in such capacity to be effective as of the Effective Time.

(f) Tax Opinions. The Orchard shall have received the opinion of Reed Smith LLP, or such other counsel reasonably satisfactory to the Orchard, in form and substance reasonably satisfactory to the Orchard, dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinions and the certificates obtained from officers of DMGI, Merger Sub and the Orchard, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of the Orchard as a result of the exchange of their shares of Common Stock solely for shares of DMGI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMGI Common Stock, (iii) no gain or loss should be recognized by the stockholders of the Orchard as a result of the exchange of their shares of Series A Preferred Stock solely for shares of DMGI Series A Preferred Stock and, possibly, DMGI Common Stock, as the case may be, pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMGI Capital Stock and (iv) no gain or loss should be recognized by the stockholders of the Orchard as a result of the exchange of their shares of Series B Preferred Stock solely for shares of DMGI Series A Preferred Stock and/or DMGI Common Stock, as the case may be, pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMGI Capital Stock. In rendering the opinion described in this Section 7.3(f), Reed Smith LLP shall have received and may rely upon the certificates and representations referred to in Section 6.15(b) hereof.

(g) Registration Rights Agreement. DMGI shall have executed and delivered a Registration Rights Agreement in the form attached hereto as Exhibit D.

(h) Lien Releases. DMGI shall have secured the termination of all liens on its assets (and the assets of its Subsidiaries), including, those liens set forth on Section 4.15 of the DMGI Disclosure Schedule, and shall have provided the Orchard with evidence (reasonably satisfactory to the Orchard) of the termination of all such liens; provided, however that the lien filed against Digital Rights Agency LLC by Hewlett Packard, as provided for in Section 4.15 of the DMGI Disclosure Schedule, shall not be terminated.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of DMGI or the Orchard:

(a) by mutual consent of DMGI and the Orchard in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b) by either the Board of Directors of DMGI or the Board of Directors of the Orchard if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either the Board of Directors of DMGI or the Board of Directors of the Orchard if the Merger shall not have been consummated on or before December 31, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Board of Directors of DMGI or the Board of Directors of the Orchard (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Orchard, in the case of a termination by DMGI, or DMGI, in the case of a termination by the Orchard, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

(e) by either the Board of Directors of DMGI or the Board of Directors of the Orchard if either party shall have failed to obtain the requisite affirmative vote of its stockholders required to consummate the transactions contemplated hereby at the DMGI Meeting or the Orchard Meeting, as applicable, or any adjournment or postponement thereof at which a vote on such approval was taken; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) as a result of that party’s stockholders failing to approve this Agreement at the DMGI Meeting or the Orchard Meeting, as applicable, if such party has failed to comply in all material respects with its obligations under Sections 6.1(a), 6.3 or 6.12;

(f) by the Orchard, if the Board of Directors of DMGI shall have (i) failed to recommend in the Proxy Statement the approval of this Agreement, (ii) effected a Change in Recommendation, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding DMGI Common Stock that has been publicly disclosed (other than by the Orchard or an Affiliate of the Orchard) within 10 business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (iii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.12 in any material respect;

(g) by DMGI, if the Board of Directors of the Orchard shall have (i) effected a Change in Recommendation, or resolved to do so, or (ii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.12 in any material respect;

(h) by DMGI, if within five business days of the Orchard’s delivery of the 2006 Audited Financial Statements to DMGI, DMGI’s Board of Directors delivers written notification to the Orchard of (i) its good faith determination that any of the financial position, results of operations or cash flows of the Orchard as set forth in the 2006 Audited Financial Statements has changed from that set forth in the Unaudited Financial Statements in such a manner that the amount of change could be deemed to have a Material Adverse Effect on the Orchard and (ii) its intention to terminate this Agreement; provided, however that notwithstanding anything to the contrary herein, for purposes of this Section 8.1(i), non-cash compensation charges shall not be considered in determining whether a Material Adverse Effect shall be deemed to have occurred;

(i) by DMGI, if within five business days of the Orchard’s delivery of the Reviewed Quarterly Statements to DMGI, DMGI’s Board of Directors delivers written notification to the

Orchard of (i) its good faith determination that any of the financial position, results of operations or cash flows of the Orchard as set forth in the Reviewed Quarterly Statements has changed from that set forth in the Draft Quarterly Statements in such a manner that the amount of change could be deemed to have a Material Adverse Effect on the Orchard and (ii) its intention to terminate this Agreement; provided, however that notwithstanding anything to the contrary herein, for purposes of this Section 8.1(j), non-cash compensation charges shall not be considered in determining whether a Material Adverse Effect shall be deemed to have occurred;

(j) by DMGI if within two business days of the Orchard’s delivery of the 2006 Audited Financial Statements to DMGI, SMH Capital Inc. rescinds or withdraws the Fairness Opinion;

(k) by DMGI, if the Board of Directors of DMGI shall have effected a Change in Recommendation and the Orchard shall not have elected the Stockholder Vote Option within ten business days of being notified of the DMGI Board of Director’s Change of Recommendation; or

(l) by the Orchard, if the Board of Directors of the Orchard shall have effected a Change in Recommendation.

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either DMGI or the Orchard as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of DMGI, the Orchard, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither DMGI nor the Orchard shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful breach of any provision of this Agreement.

(b)(i) In the event that (A) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement with respect to the Orchard and thereafter this Agreement is terminated by either DMGI or the Orchard pursuant to Section 8.1(e), or thereafter this Agreement is terminated by DMGI pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by the Orchard or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by the Orchard and (B) either (1) prior to the date that is twelve (12) months after the date of such termination the Orchard consummates an Alternative Transaction, the Orchard shall, on the date an Alternative Transaction is consummated, pay DMGI a fee equal to $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds, or (2) prior to the date that is twelve (12) months after the date of such termination the Orchard enters into a definitive acquisition agreement related to any Alternative Transaction (“Acquisition Agreement”), the Orchard shall, on the date of entry into such Acquisition Agreement, pay DMGI a fee equal to $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds.

(ii) In the event that this Agreement is terminated by DMGI pursuant to Section 8.1(g) or by the Orchard pursuant to Section 8.1(l), then the Orchard shall pay DMGI a fee equal to $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds on the date of termination.

(c)(i) In the event that (A) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement with respect to DMGI and thereafter this Agreement is terminated by either DMGI or the Orchard pursuant to Section 8.1(e), or thereafter this Agreement is terminated by the Orchard pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by DMGI or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by DMGI and (B) either (1) prior to the date that is twelve (12) months after the date of such termination DMGI consummates an Alternative Transaction, DMGI shall, on the date an Alternative Transaction is consummated, pay the Orchard a fee equal to $1.11 million plus the Orchard’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds or (2) prior to the date that is twelve (12) months after the date of such termination DMGI enters into an Acquisition Agreement, DMGI shall, on the date of entry into such Acquisition Agreement, pay the Orchard a fee equal to $1.11 million plus the Orchard’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds; provided, however, notwithstanding anything to the contrary contained in this Section 8.1(c)(i), that if this Agreement is terminated by either DMGI or the Orchard pursuant to Section 8.1(e) after the Orchard has elected to use the Stockholder Vote Option, any fee otherwise payable pursuant to this Section 8.2(c)(i) shall be reduced by one half.

(ii) In the event that this Agreement is terminated by the Orchard pursuant to Section 8.1(f) or by DMGI pursuant to Section 8.1(k), then DMGI shall pay the Orchard a fee equal to $1.11 million plus the Orchard’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds on the date of termination.

(d) For purposes of this Section 8.2, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Acquisition Proposal shall have been made known to the Orchard (in the case of an Acquisition Proposal relating to the Orchard) or shall have been made known to DMGI (in the case of any Acquisition Proposal relating to DMGI) or has been made directly to its stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (the term Acquisition Proposal, as used in the definition of Acquisition Proposal for purposes of this Section 8.2, and as used in this Section 8.2, shall have the same meaning set forth in Section 6.12 except that the references to “more than 15%” contained in the definition of Alternative Transaction shall be deemed to be references to “40% or more” and such definition shall not include any merger, share exchange, consolidation, business combination or similar transaction where (i) the holders of shares of such party immediately prior to such transaction (or series of related transactions) would continue, in the aggregate, to own at least a majority of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity (or its ultimate parent) in the transaction (or series of related transactions) immediately after the consummation thereof in substantially the same proportion as such holders held the shares of such party’s common stock immediately prior to the consummation thereof and (ii) such party would retain at least a majority of the surviving or resulting entity’s (or its ultimate parent’s) board of directors).

(e) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be $1.61 million.

(f) Each of DMGI and the Orchard acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if DMGI or the Orchard, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 8.2, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if DMGI or the Orchard, as the case may be, fails to pay the amounts payable in this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.

8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of DMGI and the Orchard; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of DMGI or the Orchard, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Orchard Capital Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of DMGI or the Orchard, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Orchard Capital Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that can only be satisfied at closing, but subject to the satisfaction thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, any filing fee required under the HSR Act in connection with the Merger shall be borne equally by DMGI and the Orchard.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to DMGI, to:

Digital Music Group, Inc.

2151 River Plaza Drive

Suite 200

Sacramento, CA 95833

Attention: Chief Financial Officer

Telecopier: (916) 239-6017

With a copy to:

Jackson Walker L.L. P.

1401 McKinney

Suite 1900

Houston, TX 77010

Attention: Richard S. Roth

Facsimile: (713) 752-4221

(b) if to the Orchard, to:

The Orchard Enterprises, Inc.

100 Park Avenue

2nd Floor

New York, NY 10017

Attention: Chief Executive Officer

Telecopier: (212) 201-9292

and

Attention: General Counsel

Telecopier: (212) 201-9203

With a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention:   David M. Grimes

Antone P. Manha, Jr.

Facsimile: (212) 521-5450

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For all purposes hereof, documents shall have been deemed to have been made available to a party to the extent such documents are publicly available on the EDGAR system of the SEC. The Orchard Disclosure Schedule and the DMGI Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. To the extent either of such Schedules contains language expressing agreements of the parties, such agreements shall be deemed to be enforceable to the same extent as if they were set forth in Article VI of this Agreement.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to any applicable conflicts of law principles, except as specifically provided herein.

9.9 Publicity. Except as otherwise required by applicable law or the rules of the NASDAQ, neither DMGI nor the Orchard shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Orchard, in the case of a proposed announcement or statement by DMGI, or DMGI, in the case of a proposed announcement or statement by the Orchard, which consent shall not be unreasonably withheld.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as otherwise specifically provided in Section 6.7, and (b) for the rights of DMGI and the Orchard, on behalf of their respective stockholders, to pursue damages pursuant Section 8.2(a)(ii) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, The Orchard Enterprises, Inc., Digital Music Group, Inc. and DMGI New York, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE ORCHARD ENTERPRISES INC.

By:	/s/ Greg Scholl
Name: Greg Scholl Title: Chief Executive Officer

DIGITAL MUSIC GROUP, INC.

By:	/s/ Clayton Trier
Name: Clayton Trier Title: Chairman of the Board

DMGI NEW YORK, INC.

By:	/s/ Clayton Trier
Name: Clayton Trier Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Affiliate Letter

Digital Music Group, Inc.

2151 River Plaza Drive

Suite 200

Sacramento, CA 95833

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of The Orchard Enterprises Inc., a New York corporation, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 10, 2007, by and between the Orchard and Digital Music Group, Inc. and DMGI New York, Inc., the Orchard shall be merged with and into Merger Sub.

All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to DMGI that in the event I receive any DMGI Capital Stock as a result of the Merger:

(a) The DMGI Capital Stock to be received by me as a result of the Merger will be taken for my own account, and not for others, directly or indirectly, in whole or part, and I shall not make any sale, transfer or other disposition of DMGI Capital Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of DMGI Capital Stock to the extent I believed necessary with my counsel or counsel for the Orchard.

(c) I have been advised that the issuance of DMGI Capital Stock to me pursuant to the Merger will not be registered with the Commission under the Act on a Registration Statement but will be subject to certain registration rights. I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Orchard I may be deemed to have been an affiliate of the Orchard and the distribution by me of DMGI Capital Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of DMGI Capital Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to DMGI, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that, except to the extent set forth in the Registration Rights Agreement, DMGI is under no obligation to register the sale, transfer or other disposition of DMGI Capital Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to DMGI’s transfer agents with respect to DMGI Capital Stock and that there will be placed on the certificates for DMGI Capital Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my DMGI Capital Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, DMGI reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to DMGI’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to DMGI (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to DMGI, or other evidence reasonably satisfactory to DMGI, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) evidence or representations reasonably satisfactory to DMGI that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

By its acceptance hereof, DMGI agrees, for a period of two years after the Effective Time that it will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, so that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Securities Act are therefore available to the undersigned in the event the undersigned desires to transfer any DMGI Capital Stock issued to the undersigned in communication with the Merger.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of the Orchard as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this [ ] day of [ ], 2007

Digital Music Group, Inc.

By:
Name: Title:

EXHIBIT B

Terms of DMGI

Preferred Series A Stock

ARTICLE IV

At the time this Amended and Restated Certificate of Incorporation becomes effective pursuant to the DGCL (the “Effective Time”) the total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Forty Million (40,000,000) shares of Common Stock, [$.0001] par value per share (“Common Stock”) and (ii) Four Million Five Hundred Thousand (4,500,000) shares of Preferred Stock, [$.0001] par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

Except as otherwise provided in the Corporation’s Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.	PREFERRED STOCK.

Subject to receipt of any shareholder approvals required in Section C(3)(b) hereof, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Subject to receipt of any shareholder approvals required in Section C(3)(b) hereof, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, as amended from time to time, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.	CONVERTIBLE PREFERRED STOCK.

Four million four hundred eighty-eight thousand three hundred thirty-one (4,488,331) shares of the authorized Preferred Stock of the Corporation are hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends. Except as provided herein, the holders of Series A Preferred Stock shall not be entitled to receive any dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend in an amount equal to the dividend they would have received if all outstanding shares of Series A Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) had been converted into shares of Common Stock on the record date fixed for the payment of such dividend.

2. Priority in Certain Payments and Distributions.

(a) Payments to Holders of Series A Preferred Stock Upon Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (whether in cash, securities or other property), before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (i) $5.57 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Subsection 1 above but unpaid thereon, and (ii) such amount per share as would have been payable had each share of the Series A Preferred Stock been converted into Common Stock pursuant to Subsection 4 below immediately prior to such liquidation, dissolution or winding up, plus any dividends declared pursuant to Subsection 1 above but unpaid thereon (the greater of (i) and (ii) is hereinafter referred to as the “Series A Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, the full amount to which such holders shall be entitled, the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Junior Stock Upon Liquidation, Dissolution or Winding Up of the Corporation. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) Payments and Distributions Upon Change of Control Event. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not enter into or otherwise effect any transaction (or series of transactions) constituting a Change of Control Event (as defined below) unless (i) with respect to a Change of Control Event involving the sale or exclusive license of all or substantially all of the Corporation’s assets or intellectual property (pursuant to a single transaction or a series of transactions) the Corporation shall as promptly as practicable thereafter liquidate, dissolve and wind up the Corporation and distribute the assets of the Corporation (whether in cash, securities or other property) to the Corporation’s stockholders in accordance with Subsections 2(a) and 2(b) and (ii) with respect to a Change of Control Event involving a transaction in which the stockholders of the Corporation will receive consideration from an unrelated third party, the agreement governing such transaction (or series of transactions) provides that the consideration payable to the stockholders of the Corporation (whether in cash, securities or other property) shall be allocated among them in accordance with Subsections 2(a) and 2(b).

For purposes of this Section 2(c), a “Change of Control Event” shall mean any of the following:

(A) a merger or consolidation in which: (1) the Corporation is a constituent party; or (2) a subsidiary of the Corporation is a constituent party, except in either case, any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, in approximately the same proportion as such shares were held immediately prior to such merger or consolidation, at least 51%, by voting power and economic interest, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(B) the sale or exclusive license, in a single transaction or series of related transactions, by the Corporation of all or substantially all of the assets or intellectual property of the Corporation (except where such sale or exclusive license is to a wholly owned subsidiary of the Corporation); or

(C) the sale, in a single transaction or series of related transactions, by the Corporation or its stockholders of more than 50% of the outstanding stock by voting power or economic interest (or securities convertible into stock) of the Corporation, except any such sale or series of sales in which the holders of capital stock of the Corporation immediately prior to such sale or sales continue to hold immediately following such sale or sales, in approximately the same proportion as such shares were held immediately prior to such sale or sales, at least 51%, by voting power and economic interest, of the capital stock of the Corporation.

3. Voting.

(a) General Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsection 2(c) above and Subsection 3(b) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, consenting or voting (as the case may be) separately as a class, shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration or repeal (including any amendment, alteration or repeal effected by a merger, consolidation or similar business combination) of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation) that affects adversely the voting powers, preferences, dividends or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock;

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock (or any other securities convertible into equity securities of the Corporation) ranking superior to or on a parity with the Series A Preferred Stock with respect to voting powers, preferences, dividends or the other special rights or privileges, qualifications or restrictions of the Series A Preferred Stock; or, if any such new class or series is consented to by the holders of Series A Preferred Stock, any subsequent increase in the authorized or designated number of any such new class or series;

(iv) Any reorganization, recapitalization or reclassification of the Corporation and its capital stock; or

(v) Any redemption or repurchase of any securities of the Corporation or rights to acquire securities of the Corporation (other than repurchases of Common Stock made in accordance with the terms of any applicable stock plan of the Corporation then in effect).

4. Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.57 by the Series A Conversion Price in effect at the time of conversion (the “Series A Conversion Rate”). The “Series A Conversion Price” shall initially be $5.57. Such initial Series

A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 5 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date (as defined below), unless either (A) a Redemption Right Termination occurs in which case the Corporation’s attempt to exercise the Redemption Right shall immediately terminate and become null and void and the Conversion Rights for such shares shall not terminate or (B) the Redemption Price (as defined below) is not paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (x) be sent at least 30 days prior to the termination of the Conversion Rights and (y) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

(c) Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when any Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock.

(iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued pursuant to Subsection 1 above but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Series A Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Subsection 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, the applicable Series A Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series A Preferred Stock combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

For purposes of this Subsection 4, the term “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock, was first issued.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or record date, as the case may be.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Subsection 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Series A Conversion Price then in effect.

(h) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Redemption.

(a) Optional Redemption. On any date commencing after the fifth anniversary of the Original Issue Date (the “Exercise Date”), so long as the Stock Price Requirement (as defined below) has been satisfied the Corporation, at the option of its Board of Directors or any duly authorized committee thereof, may exercise its right to redeem in whole, but not in part, all shares of Series A Preferred Stock then outstanding, upon delivery of a Redemption Notice (as defined below) in accordance with the requirements and subject to the conditions of Subsection 5(c) (the “Redemption Right”); provided, however, that if for any day during the period between the Exercise Date and the business day immediately preceding the Redemption Date, the closing price of the Corporation’s Common Stock on the applicable Trading Market (as defined below) is less than $8.50 (subject to adjustment for stock splits, combinations or stock dividends), then the Corporation’s attempt to exercise the Redemption Right in such instance shall immediately terminate and become null and void (a “Redemption Right Termination”) and the Corporation shall not be entitled to exercise the Redemption Right again unless and until the Stock Price Requirement and the other requirements and conditions of this Subsection 5 are subsequently satisfied. Notwithstanding anything to the contrary contained in this Subsection 5 or elsewhere, holders of Series A Preferred Stock shall be entitled to convert their shares pursuant to Subsection 4 above up through the close of business on the business day immediately preceding the Redemption Date (as defined below) regardless of whether such holder exercises such right after the Corporation has exercised the Redemption Right or delivered a Redemption Notice.

For purposes of this Subsection 5, the “Stock Price Requirement” shall be satisfied if the average closing price of the Corporation’s Common Stock on the applicable Trading Market for the 30 day period immediately prior to the Exercise Date shall be greater than or equal to $10.00 (subject to adjustment for stock splits, combinations or stock dividends). For purposes of this Subsection 5, “Trading Market” shall mean any of the following markets, exchanges or systems on which the Corporation’s Common Stock is listed or quoted for trading for the 30 day period in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Global Market or the Nasdaq SmallCap Market.

(b) Redemption Price. The redemption price for shares of Series A Preferred Stock shall be $5.57 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Subsection 1 above but unpaid thereon (the “Redemption Price”).

(c) Notice of Redemption. No later than five business days after the Exercise Date, notice of redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares at their respective last addresses appearing on the stock register of the Corporation (the “Redemption Notice”). The Redemption notice shall be delivered at least 30 days and not more than 60 days before the date fixed for redemption. Each Redemption Notice shall state (i) the redemption date (the “Redemption Date”); (ii) the Redemption Price per share and the aggregate Redemption Price payable to such holder; (iii) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If a Redemption Right Termination occurs, the Corporation shall promptly give notice of such event to holders of record of shares of Series A Preferred Stock in the manner contemplated by this Subsection 5(c) for delivery of Redemption Notices.

(d) Surrender of Certificates; Payment. Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Subsection 4 hereof, on or before the respective Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the respective Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(e) Rights Subsequent to Redemption. Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Subsection 4 hereof, if the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable Redemption Price payable upon redemption of the Series A Preferred Stock is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such respective Redemption Date and all rights with respect to such shares shall forthwith after the respective Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.

(f) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption or repurchase.

EXHIBIT C

Form of Release

This Release is being executed and delivered in accordance with Section 7.2(f) of the Agreement and Plan of Merger dated July 10, 2007 among Digital Music Group, Inc., DMGI New York, Inc. and The Orchard Enterprises, Inc. (“TO,” and such agreement, the “Merger Agreement”). Capitalized terms used in this Release that are not defined herein have the respective meanings given to them in the Merger Agreement.

_____________________, (“Stockholder”), on behalf of himself and each of [his, her or its] Related Persons (such persons individually, a “Releasing Party”) hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent applicable law permits, all parties to the Merger Agreement, and each of their respective individual, joint or mutual, past, present and future Affiliates, directors, officers, stockholders, employees, subsidiaries, successors and assigns (such persons individually, a “Released Party” and collectively, “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Pre-Acquisition Claims”) against TO that arises out of or is based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Effective Time (whether based on any requirement of a Governmental Entity or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Acquisition Matters”), including without limitation: (i) claims with respect to repayment of loans or indebtedness; (ii) any rights, titles and interests in, to or under any agreements, arrangements or understandings; and (iii) claims with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the Stockholder’s employment with TO or any of its subsidiaries or affiliates (the “TO Group”), the cessation of that employment, such Stockholder’s status as an officer, director or stockholder of any party in the TO Group or otherwise (but excluding any and all claims in respect of: (A) accrued and unpaid amounts owing to the Stockholder as an employee of the TO Group, (B) accrued and unpaid cash compensation owing to the Stockholder at the rates or in the amounts, as the case may be, consistent with the terms of such employment and (C) benefits accrued under each Orchard Benefit Plan).

Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released pursuant to this Release.

Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Stockholder shall indemnify and hold harmless each Released Party from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees), arising from or in connection with the assertion by or on behalf of the Stockholder or any of [his, her or its] Related Persons of any claim or other matter purported to be released pursuant to this Release.

Each Stockholder (i) acknowledges that [he, she or it] fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that: (A) [he, she or it] is competent to effect the release made in this Release knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its representatives and (B) [he, she or it] had the opportunity to consult with an attorney of [his, her or its] choice regarding this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

For purposes of this Release, the following shall be a “Related Person” of the Stockholder:

[If the Stockholder is an individual:

(i) each other member of the Stockholder’s Family;

(ii) any individual or entity that is directly or indirectly controlled by the Stockholder or one or more members of the Stockholder’s Family;

(iii) any individual or entity in which the Stockholder or members of such Stockholder’s Family hold (individually or in the aggregate) a Material Interest; and

(iv) any individual or entity with respect to which the Stockholder or one or more members of [his or her] Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).]

[If the Stockholder is an entity:

(i) any individual or entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with the Stockholder;

(ii) any individual or entity that holds a Material Interest in the Stockholder;

(iii) each individual that serves as a director, officer, partner, executor, or trustee of the Stockholder (or in a similar capacity);

(iv) any individual or entity in which the Stockholder holds a Material Interest;

(v) any entity with respect to which the Stockholder serves as a general partner or a trustee (or in a similar capacity); and

(vi) any Related Person of any individual or entity described in clause (ii) or (iii) above].

For purposes of this definition, [(a) the “Family” of an individual includes (i) the Stockholder, (ii) the Stockholder’s spouse, (iii) any other natural person who is related to the Stockholder or the Stockholder’s spouse within the second degree, and (iv) any other natural person who resides with the Stockholder, and (b)] “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of an entity or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in an entity.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this ___ day of ______, 2007.

[Name of Stockholder]

EXHIBIT D

Registration Rights Agreement

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [            ] [__], 2007, by and among Digital Music Group, Inc., a Delaware corporation (the “Company”) and certain stockholders of The Orchard Enterprises, Inc., a New York corporation (“Orchard”) listed on Schedule A (the “Holders”), who are to be issued shares of Common Stock of the Company or Series A Preferred Stock pursuant to an Agreement and Plan of Merger, dated July [_], 2007 (the “Merger Agreement”), by and between the Company, Orchard Enterprises Inc. (“Orchard”) and DMGI New York, Inc., a New York corporation. The entry into this Agreement is contemplated in the Merger Agreement and is a condition to the obligations of Orchard contained therein.

The Registrable Securities shall have the registration rights as set forth herein.

The Company and the Holders hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock par value $0.01 per share.

“Demand Notice” shall have the meaning set forth in Section 2(a).

“Demand Registration Statement” shall have the meaning set forth in Section 2(a).

“Effective Date” shall mean, as to the Registration Statement, the date on which such registration Statement is first declared effective by the Commission.

“Effectiveness Period” shall mean from the Effective Date until the earlier to occur of the date when all Registrable Securities covered by a Registration Statement either (a) have been sold pursuant to a Registration Statement or an exemption from the registration requirements of the Securities Act, and (b) pursuant to a written opinion of Company counsel acceptable to the Company’s transfer agent and the legal counsel for the Holders, may be sold pursuant to Rule 144(k).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities (including any permitted assignee).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Losses” shall have the meaning set forth in Section 5(a).

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (i) the shares of Common Stock issued to the Holders pursuant to the Merger Agreement, (ii) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock of the Company issued to the Holders pursuant to the Merger Agreement, and (iii) any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization, anti-dilution adjustment or similar event with respect to the foregoing.

“Registration Statement” means any registration statement required to be filed hereunder (which, at the Company’s option, may be an existing registration statement of the Company previously filed with the Commission, but not declared effective), including (in each case) the Prospectus, amendments and supplements to the registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in the registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market, or (b) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting price); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), and (b) hereof, then Trading Day shall mean a Business Day;

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

2. Registration.

(a) Demand Registration Rights. At any time commencing on the date six (6) months following the closing of the merger contemplated in the Merger Agreement, the Holders shall have a two (2) time right, by written notice, signed by the Holders of a majority in interest of the then outstanding

Registrable Securities, provided to the Company (the “Demand Notice”), to demand the Company to register for resale all Registrable Securities under and in accordance with the provisions of the Securities Act by filing with the Commission a Registration Statement covering the resale of all of the Registrable Securities (the “Demand Registration Statement”). The Demand Registration Statement required hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case the Demand Registration Statement shall be on a Form S-1 or another appropriate form). To the extent then permitted by law, the Demand Registration Statement required hereunder shall contain the Plan of Distribution, attached hereto as Annex A (which may be modified to respond to comments, if any, received by the Commission). The Company shall keep the Demand Registration Statement continuously effective under the Securities Act until the earlier of (i) the date when all Registrable Securities have been sold pursuant to the Demand Registration Statement, and (ii) the date the Holders can sell all of their shares, without limitation, pursuant to Rule 144(k) of the Securities Act.

(b) Piggyback Registrations Rights. If, at any time commencing on the date twelve (12) months following the closing of the merger contemplated in the Merger Agreement, the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account (a “Company Registration”) or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder a written notice of such determination at least twenty (20) days prior to the filing of any such registration statement and shall automatically include in such registration statement all Registrable Securities; provided, however, that (i) if, at any time after giving written notice of is intention to register any securities and prior to the Effective Date of the registration statement filed in connection with such registration, the Company determines for any reason not to proceed with such registration, the Company will be relieved of its obligation to register any Registrable Securities in connection with such registration, (ii) in case of a determination by the Company to delay registration of its securities, the Company will be permitted to delay the registration of Registrable Securities for the same period as the delay in registering such other securities, or (iii) if in the written opinion of the Company’s managing underwritier or underwriters, if any, for such Company Registration (the “Underwriter”), the inclusion of such Registrable Securities, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed at a price reasonably related to their then current market value, or without materially and aversely affecting the entire offering, the number of securities to be sold by all stockholders in such public offering (if any) shall be apportioned pro rata among all such selling stockholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company proposed to be sold by said selling stockholders, including all holders of the Registrable Securities.

(c) Notwithstanding the registration rights specified in (a) and (b), if the Commission staff takes the position that the registration statement is a primary offering, then the Company shall only be required to register an amount of Registrable Securities at any one time that enables the offering to be conducted without being contrary to Rule 415 and otherwise facilitates the Commission declaring the Registration Statement effective. In the event that less than all Registrable Shares may be registered at any one time then, in a manner consistent with this paragraph, (i) unless the Holders agree otherwise, the number of shares shall be reduced pro rata, and (ii) the Company shall be obligated to file additional registration statements or post-effective amendments to a prior related registration statement for the duration of the Effectiveness Period to reflect any remaining Registrable Securities.

3. Registration Procedures. In connection with the Company’s registration obligations hereunder, and during the Effectiveness Period, the Company shall:

(a) Not less than five (5) business days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto, the Company shall furnish to Holders, a draft of the Registration Statement, or any related Prospectus or any amendment or supplement thereto.

(b)(i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to the Registration Statement or any amendment thereto.

(c) Notify as promptly as reasonably possible, but no later than three (3) business days, each Holder of Registrable Securities included in the Registration Statement: (i) (A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed, provided such Holder has previously requested in writing to receive notice of such filing; (B) when the Commission notifies the Company whether there will be a “review” of the Registration Statement and whenever the Commission comments in writing on the Registration Statement, provided such Holder has previously requested in writing to receive notice of such notification; and (C) when the Registration Statement or any post-effective amendment has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e) Promptly deliver to each Holder no later than three (3) business days after the Effective Date, without charge, two (2) copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto (and, upon the request of the Holder such additional copies as such Persons may reasonably request in connection with resales by the Holder of Registrable Securities). The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Holder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(c).

(f) Prior to any resale of Registrable Securities by a Holder, use its best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required (i) to qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction, or (iii) comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company.

(g) Upon the occurrence of any event contemplated by Section 3(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Use its best efforts to comply with all applicable rules and regulations of the Commission relating to the registration of the Registrable Securities pursuant to the Registration Statement or otherwise.

(i) Each Holder agrees to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Exhibit A. Each Holder agrees further to supplement the Questionnaire as necessary to enable the Company to respond to comments, if any, received by the Commission. The Company shall not be required to include any Holder that does not complete, date and execute a Selling Shareholder Questionnaire or supplement promptly.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to the Registration Statement, other than fees and expenses of counsel or any other advisor retained by the Holders and discounts and commissions with respect to the sale of any Registrable Securities by the Holders. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Trading Market on which the Common Stock is then listed for trading, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance,; and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement.

5. Indemnification

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Holders, the officers, directors, agents and employees of it, each Person who controls the Holders (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (including the cost (including without limitation, reasonable attorneys’ fees) and expenses relating to an Indemnified Party’s actions to enforce the provisions of this Section 5) (collectively, “Losses”), as incurred, to the extent arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished (or in the case of an omission, not furnished) in writing to the Company by or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose), (2) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6(b), or (3) the failure of the Holder to deliver a prospectus prior to the confirmation of a sale. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by Holder. The Holder shall indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based upon: (x) the Holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (y) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished (or in the case of an omission, not furnished) in writing by or on behalf of such Holder to the Company specifically for inclusion in the Registration Statement or such Prospectus or (ii) to the extent that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished (or in the case of an omission, not furnished) in writing to the Company by or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (2) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6(b), or (3) the failure of the Holder to deliver a Prospectus prior to the confirmation of a sale. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the Subscription Amount paid by the Holder in the Purchase Agreement.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel for all Indemnified Parties in any matters related on a factual basis shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding affected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is not entitled to indemnification hereunder, determined based upon the relative faults of the parties.

(d) Contribution. If a claim for indemnification under Section 5(a) or Section 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

6. Lock-up. Each Holder agrees that, until the date six (6) months following the closing of the merger contemplated in the Merger Agreement, such Holder will not, directly or indirectly, offer for sale, sell, assign, pledge, issue, distribute, grant any option or enter into any contract for the sale of or otherwise transfer or dispose of any shares of Common Stock or any other securities of the Company or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for shares of Common Stock or other securities of the Company, whether now owned or hereafter acquired by such Holder or with respect to which such Holder has or hereafter acquires the power of disposition.

7. Miscellaneous.

(a) Compliance. The Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(b) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(c) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of a majority in interest of the then outstanding Registrable Securities.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the Trading Day following the date of delivery to the courier service, if sent by nationally recognized overnight courier service, (ii) the third Trading Day following the date of mailing, if sent by first-class, registered or certified mail, postage prepaid, (iii) the Trading Day following transmission by electronic mail with receipt confirmed or acknowledged, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be delivered and addressed as set forth in the Merger Agreement or to such other address as shall be designated in writing from time to time by a party hereto.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and shall inure to the benefit of the Holder.

(f) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(g) Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

DIGITAL MUSIC GROUP, INC.

By:
Name:
Title:

HOLDER’S SIGNATURE PAGE

By:
Name:
Title:

Address

Facsimile Number

SCHEDULE A

LIST OF HOLDERS

ANNEX A

Plan of Distribution

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the Rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the Selling Stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXHIBIT A

SELLING STOCKHOLDER QUESTIONNAIRE

Ladies and Gentlemen:

I acknowledge that I am a holder of securities of Digital Music Group, Inc. (the “Company”). I understand that I will be named as a selling stockholder in the prospectus that forms a part of the registration statement on Form S-3 (or other applicable form) (the “Registration Statement”) that the Company will file with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the securities I expect to sell. The Company will use the information that I provide in this Questionnaire to ensure the accuracy of the registration statement and the prospectus.

Please answer every question.

If the answer to any question is “none” or “not applicable,” please so state.

1.	Name. Type or print your name exactly as it should appear in the Registration Statement.

2.	Manner of Ownership of Shares:

Individual Community Property Tenants in Common

Joint Tenants with Rights of Survivorship Corporate

Partnership Trust Other

3.	Contact Information. Provide the address, telephone number and fax number where you can be reached during business hours.

Address:

_________________________________________________________________________________________________

Phone:

_________________________________________________________________________________________________

Fax:

4.	Relationship with the Company. Describe the nature of any position, office or other material relationship you or your affiliates have had with the Company or its affiliates during the past three years, or arrangement with the Company or its affiliates to be performed in the future.

5.	Organizational Structure. Please indicate or (if applicable) describe how you are organized.

	(a) Are you a natural person?	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

(b) Are you a reporting company under the 1934 Act?	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

(c) Are you a majority-owned subsidiary of a reporting company under the 1934 Act? (if so, please mark the box and skip to Question 6)	Yes ☐ No ☐

(d) Are you a registered investment fund under the 1940 Act?	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

If you have answered “no” to all of the foregoing questions, please describe: (i) the exact legal description of your entity (e.g., corporation, partnership, limited liability company, etc.); (ii) whether the legal entity so described is managed by another entity and the exact legal description of such entity (repeat this step until the last entity described is managed by a person or persons, each of whom is described in any one of (a) through (d) above), (iii) the names of each person or persons having voting and investment control over the Company’s securities that the entity owns (e.g., director(s), general partner(s), managing member(s), etc.).

Legal Description of Entity:

Name of Entity(ies) Managing Such Entity (if any):

Name of Entity(ies) Managing Such Entity(ies) (if any):

Name(s) of Natural Persons Having Voting or Investment
Control Over the Shares Held by such Entity(ies):

6.	Ownership of the Company’s Securities. This question covers your beneficial ownership of the Company’s securities. Please consult the Appendix A to this Questionnaire for information as to the meaning of “beneficial ownership.” State the number of shares of the Company’s common stock that you beneficially owned as of the date this Questionnaire is signed:

No. of Shares of Stock:

7.	Acquisition of Shares. Please describe below the manner in which you acquired your shares of Common Stock of the Company including, but not limited to, the date, the name and address of the seller(s), the purchase price and pursuant to which documents (the “Acquisition Documents”). Please forward such documents used to acquire your shares as provided below.

8.	Plan of Distribution. I have reviewed the proposed “Plan of Distribution” attached to this Registration Rights Agreement as Annex A, and agree that the statements contained therein reflect my intended method(s) of distribution or, to the extent these statements are inaccurate or incomplete, I have communicated in writing to one of the parties listed above my signature to any changes to the proposed “Plan of Distribution” that are required to make these statements accurate and complete. (Please check the box if you have made any changes to Annex A)

9.	Broker-Dealer Status.

(a) Are you a broker-dealer?	Yes ☐ No ☐
(if yes, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement)

(b) Did you acquire the securities to be registered for investment purposes	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

(c) Are you an affiliate of a broker-dealer?	Yes ☐ No ☐
(if no, mark the box and skip the remainder of this Question 9)

(d) If you are an affiliate of a broker-dealer, do you certify that you bought the securities to be registered in the ordinary course of business, and at the time of the purchase of the securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the securities?

(if no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement)

Yes ☐ No ☐

10.	Short Positions. Do you currently have open, or since the time you became aware of the Company’s offering, have you participated in any short position in the Company’s shares? Yes ☐ No ☐ If yes, please describe all material terms such as dates, amounts, etc.

11.	Reliance on Responses. I acknowledge and agree that the Company and its legal counsel shall be entitled to rely on my responses in this Questionnaire in all matters pertaining to the registration statement and the sale of any shares of common stock of the Company pursuant to the registration statement.

12.	NASD. The National Association of Securities Dealers, Inc. (“NASD”) may request, in connection with their review of the Registration Statement and Prospectus under the Securities Act of 1933, as amended, that the Company inform them of the names of all persons who purchased securities from the Company, together with any affiliations with the NASD of such purchasers. In order to aid the Company in responding to such request, the undersigned furnishes the following information:

PART A: DETERMINATION OF RESTRICTED PERSON STATUS:

Please check all appropriate categories.

The undersigned is:

☐	(i) a broker-dealer;

☐	(ii) an officer, director, general partner, associated person[1] or employee of a broker-dealer (other than a limited business broker-dealer)[2];

☐	(iii) an agent of a broker-dealer (other than a limited business broker-dealer) that is engaged in the investment banking or securities business;

☐

(iv) an immediate family member[3] of a person described in (ii) or (iii) above. Under certain circumstances, if the undersigned checks this category, he/she/it may be able to participate in New Issue investments. The Company may request additional information in order to determine the eligibility of the undersigned under this Restricted Person category;

☐	(v) a finder or any person acting in a fiduciary capacity to a managing underwriter, including, but not limited to, attorneys, accountants and financial consultants;

☐

(vi) a person who has authority to buy or sell securities for a bank, savings and loan institution, insurance company, investment company, investment advisor or collective investment account[4] (including a private investment vehicle such as a hedge fund or an offshore fund);

☐	(vii) an immediate family member of a person described in (v) or (vi) above who materially supports[5], or receives material support from, the undersigned;

☐	(viii) a person listed or required to be listed in Schedule A, B or C of a Form BD (other than with respect to a limited business broker-dealer), except persons whose listing on Schedule A, B or C is related to a person identified by an ownership code of less than 10% on Schedule A;

☐	(ix) a person that (A) directly or indirectly owns 10% or more of a public reporting company listed, or required to be listed, in Schedule A of a Form BD or (B) directly or

[1]

A person “associated with” a broker-dealer includes any natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by a broker-dealer, any partner, director, officer or sole proprietor of a broker-dealer.

[2]

A limited business broker-dealer is any broker-dealer whose authorization to engage in the securities business is limited solely to the purchase and sale of investment company/variable contracts securities and direct participation program securities.

[3]

The term “Immediate family” includes the investor’s: (i) parents, (ii) mother-in-law or father-in-law. (iii) husband or wife, (iv) brother or sister, (v) brother-in-law or sister-in-law, (vi) son-in-law or daughter-in-law, (vii) children, and (viii) any other person who is supported, directly or indirectly, to a material extent by an officer, director, general partner, employee, agent of a broker-dealer or person associated with a broker-dealer.

[4]

A “collective investment account” is any hedge fund, investment corporation, or any other collective investment vehicle that is engaged primarily in the purchase and/or sale of securities. investment clubs (groups of individuals who pool their money to invest in stock or other securities and who are collectively responsible for making investment decisions) and family investment vehicles (legal entities that are beneficially owned solely by immediate family members (as defined above)) are not considered collective investment accounts.

[5]

The term “material” support” means directly or indirectly providing more than 25% of a person’s income in the prior calendar year or living in the same household with a member of one’s Immediate family.

indirectly owns 25% or more of a public reporting company listed, or required to be listed in Schedule B of a Form BD, in each case (A) or (B), other than a reporting company that is listed on a national securities exchange or is traded on the Nasdaq National Market, or other than with respect to a limited business broker/dealer;

☐	(x) an immediate family member of a person described in (viii) or (ix) above. Under certain circumstances, if the undersigned places a check next to this category, he/she/it may be able to participate in New Issue investments. The Company may request additional information in order to determine the eligibility of the undersigned under this Restricted Person category;

☐	(xi) any entity (including a corporation, partnership, limited liability company, trust or other entity) in which any person or persons listed in (i)-(x) above has a beneficial interest[6]; or

☐	None of the above categories apply and the undersigned is eligible to participate in New Issue securities.

PART B: DETERMINATION OF EXEMPTED ENTITY STATUS:

The undersigned is:

☐	(i) a publicly-traded entity (other than a broker-dealer or an affiliate of a broker-dealer, where such broker-dealer is authorized to engage in the public offering of New Issues either as a selling group member or underwriter) that is listed on a national securities exchange or traded on the Nasdaq National Market or is a foreign issuer whose securities meet the quantitative designation criteria for listing on a national securities exchange or trading on the Nasdaq National Market;

☐	(ii) an investment company registered under the Investment Company Act of 1940, as amended;

☐	(iii) a corporation, partnership, limited liability company, trust or any other entity (including a private investment vehicle such as a hedge fund or an offshore fund, or a broker-dealer organized as an investment partnership) and

(A)	the beneficial interests of Restricted Persons do not exceed in the aggregate 10% of such entity; or

(B)	such entity limits participation by Restricted Persons to not more than 10% of the profits and losses of New Issues;

☐	(iv) an investment company organized under the laws of a foreign jurisdiction and

(A)	the investment company is listed on a foreign exchange or authorized for sale to the public by a foreign regulatory authority; and

[6]

The term “beneficial interest” means any economic interest such as the right to share in gains or losses. The receipt of a management or performance based fee for operating a collective investment account, or other fee for acting in a fiduciary capacity, is not considered a beneficial interest in the account; however, if such fee is subsequently invested into the account (as a deferred fee arrangement or otherwise), it is considered a beneficial interest in that account.

(B)	no person owning more than 5% of the shares of the investment company is a Restricted Person;

☐	(v) (A) an employee benefits plan under the U.S. Employee Retirement Income Security Act of 1974, as amended, that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and such plan is not sponsored solely by a broker-dealer, (B) a state or municipal government benefits plan that is subject to state and/or municipal regulation or (C) a church plan under Section 414(e) of the Code;

☐	(vi) a tax exempt charitable organization under Section 501(c)(3) of the Code;

☐	(vii) a common trust fund or similar fund as described in Section 3(a)(12)(A)(iii) of the Securities Exchange Act of 1934, as amended, and the Company

(A)	has investments from 1,000 or more accounts, and

(B)	does not limit beneficial interests in the Company principally to trust accounts of Restricted Persons; or

☐	(viii) an insurance company general, separate or investment account, and

(A)	the account is funded by premiums from 1,000 or more policyholders, or, if a general account, the insurance company has 1,000 or more policyholders, and

(B)	the insurance company does not limit the policyholders whose premiums are used to fund the account principally to Restricted Persons, or, if a general account, the insurance company does not limit its policyholders principally to Restricted Persons.

Please acknowledge that your answers to the foregoing questions are true and correct to the best of your information and belief by signing and dating this Questionnaire where indicated below. Please return the completed executed questionnaire via fax to ___________ at (XXX)- XXX-XXXX as soon as possible.

By signing this Questionnaire you agree to promptly notify the Company of any inaccuracies or changes in the information provided in this Questionnaire that may occur subsequent to the date of this Questionnaire and prior to the effective date of the Registration. Accordingly, if at any time you discover that your answer to any question was inaccurate, or if any event occurring after your completion hereof would require a change in your answer to any questions, please immediately contact ________________ at XXX-XXX-XXXX.

Date: __________________, 2007

(Print name of selling stockholder)

By:
(Signature)

Name:
(Print name)

Title:

APPENDIX A

1.	Definition of “Beneficial Ownership”

(a)	“Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(1)	Voting power which includes the power to vote, or to direct the voting of, such security; and/or

(2)	Investment power which includes the power to dispose, or direct the disposition of, such security.

Please note that either voting power or investment power, or both, is sufficient for you to be considered the beneficial owner of shares.

(b)	Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the federal securities acts shall be deemed to be the beneficial owner of such security.

(c)	Notwithstanding the provisions of paragraph (a), a person is deemed to be the “beneficial owner” of a security, if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in paragraphs (A), (B) or (C) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

Schedule 6.10(a)

Greg Scholl – Chief Executive Officer, President, Assistant Treasurer and Assistant Secretary.

Karen Davis – Chief Financial Officer, Vice President, Treasurer and Secretary.

Schedule 6.10(b)

Greg Scholl – President, Assistant Treasurer and Assistant Secretary.

Karen Davis – Vice President, Treasurer and Secretary.

Schedule 6.11(a)

Orchard Nominees

Daniel C. Stein

Michael J. Donahue

Viet D. Dinh

DMGI Nominees

Clayton Trier (Chairman)

Terry Hatchett

David Altschol

Chief Executive Officer

Greg Scholl

Schedule 6.11(b)

Greg Scholl

Karen Davis